UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

MANUFACTURED HOUSING PROPERTIES INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	51-0482104
(State or other jurisdiction of Incorporation or formation)	(IRS employer identification number)

136 Main St.
Pineville, NC 28134

(704) 869-2500
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive office)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of Exchange on which to be so registered each class to be

Securities to be registered under Section 12(g) of the Exchange Act:

10,000,000 shares, Common Stock $.01 par value
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☒

FORWARD-LOOKING STATEMENTS

Except for statements of historical fact, some information in this document contains “forward-looking statements” that involve substantial risks and uncertainties. You can identify these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would” or similar words. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this registration statement because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. The factors listed in the sections captioned “Risk Factors” and “Description of Business,” as well as other cautionary language in this registration statement and events in the future may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. The occurrence of any of the events described as risk factors or other future events could have a material adverse effect on our business, results of operations and financial position. Since our common stock is considered a “penny stock,” for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Item 1. Business.

Our Company

Manufactured Housing Properties Inc., together with its affiliates (collectively, “We,” the “Company,” and “MHPC”), acquires, owns, and operates manufactured housing communities. The Company earns income from leasing manufactured home sites to tenants who own their manufactured home and the rental of Company-owned manufactured homes to residents of the communities. As of December 31, 2017, the Company had a total of 100 Company-owned manufactured homes.

As of December 31, 2017, the Company owned and operated seven manufactured housing communities containing approximately 440 developed sites. The communities are located in North Carolina, South Carolina, and Tennessee. Manufactured housing communities are residential developments designed and improved for the placement of detached, single-family manufactured homes that are produced off-site and installed and set on residential sites within the community. The owner of a manufactured home leases the site on which it is located and the lessee of a manufactured home leases both the home and site on which the home is located.

Manufactured housing is one of the only non-subsidized affordable housing options in the U.S. Demand for housing affordability continues to increase, but supply remains static, as there are virtually no new manufactured housing communities being developed. MHPC is committed to be an industry leader in providing this affordable housing option and an improved level of service to its residents, while producing an attractive and stable risk adjusted return to our investors.

The Manufactured Housing Community Industry

A manufactured housing community is a land-lease community designed and improved with home sites for the placement of manufactured homes and includes related improvements and amenities. Each homeowner in a manufactured housing community leases from the community a site on which a home is located. The manufactured housing community owner owns the underlying land, utility connections, streets, lighting, driveways, common area amenities, and other capital improvements and is responsible for enforcement of community guidelines and maintenance of the community. Generally, each homeowner is responsible for the maintenance of his or her home and upkeep of his or her leased site. In some cases, customers may rent homes with the community owner’s maintaining ownership and responsibility for the maintenance and upkeep of the home. This option provides flexibility for customers seeking a more affordable, shorter-term housing option and enables the community owner to meet a broader demand for housing and improve occupancy and cash flow.

We believe that manufactured housing communities have several characteristics that make them an attractive investment when compared to certain other types of real estate, particularly multifamily, including:

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Significant Barriers to Entry. We believe that the supply of new manufactured housing communities will be constrained due to significant barriers to entry in the industry, including: (i) various zoning restrictions and negative zoning biases against manufactured housing communities; substantial upfront costs associated with the development of infrastructure, amenities and other offsite improvements required by various governmental agencies, and (iii) a significant length of time before lease-up and revenues can commence.

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Diminishing Supply. Supply is decreasing due to redevelopment of older parks.

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Large Demographic Group of Potential Customers. We consider households earning between $25,000 and $50,000 per year to be our core customer base. This demographic group represents about 43 percent of overall U.S. households, according to 2016 U.S. Census data.

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Stable Resident Base. We believe that manufactured housing communities tend to achieve and maintain a stable rate of occupancy, due to the following factors: (i) residents generally own their own homes; moving a manufactured home from one community to another involves substantial cost and effort and often results in the abandonment of on-site improvements made by the resident such as decks, garages, carports, and landscaping; and (iii) residents enjoy a sense of community inherent in manufactured housing communities similar to residential subdivisions.

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Fragmented Ownership of Communities. Manufactured housing community ownership in the United States is highly fragmented, with a majority of manufactured housing communities owned by individuals. The top five manufactured housing community owners control approximately 7% of manufactured housing community home sites.

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Low Recurring Capital Requirements. Although manufactured housing community owners are responsible for maintaining the infrastructure of the community, each homeowner is responsible for the upkeep of his or her own home and home site, thereby reducing the manufactured housing community owner’s ongoing maintenance expenses and capital requirements.

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Affordable Homeowner Lifestyle. Manufactured housing communities offer an affordable lifestyle typically unavailable in apartments, including lack of common walls, a yard for each resident, the ability to park by the front door, and a sense of community.
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Organization

We originally incorporated in the State of Nevada as Frontier Staffing, Inc. on September 3, 2003. Since our incorporation, we have experienced several name changes and have been engaged in several different business endeavors. On October 12, 2017, Mobile Home Rental Holdings LLC, a North Carolina limited liability company which engaged in acquiring and operating manufactured housing properties (“MHRH”), merged with and into the Company.  Mobile Home Rental Holding, LLC was incorporated on April 26, 2016.  In connection with the merger, the name of the company was changed to Manufactured Housing Properties Inc., the former management of MHRH became the management of the Company and the former business of MHRH became the business of the Company.

Our Business Strategy

Our business strategy is to acquire both stable and undervalued and underperforming manufactured housing properties that have current income. We believe that we can enhance value through our professional asset and property management. Our property management services are mainly comprised of tenant contracts and leasing, marketing vacancies, community maintenance, enforce community policies, establish and collect rent, and pay vendors, Our lot and manufactured home leases are generally for one month and auto renews monthly for an additional month.

Our investment mission on behalf of our stockholders is to deliver an attractive risk-adjusted return with a focus on value creation, capital preservation, and growth. In our ongoing search for acquisition opportunities we target and evaluate manufactured housing communities nationwide.

We are one of four public companies in the manufactured housing sector, but we are the only one not organized as a REIT, thereby giving us flexibility to focus on growth through reinvestment of income and employing higher leverage upon acquisition than the REITs traditionally utilize due to market held norms around 50-60%. This can give us a competitive advantage when bidding for assets. Additionally, due to our small size, non-institutional sized deals of less than 150 sites, which have less bidders and lower prices, are accretive to our balance sheet. As of December 31, 2017, the Company had a total of ten employees, and 9 full time employees.

Recent Developments

During the fourth quarter of 2017, we acquired five additional manufactured housing communities totaling approximately 300 developed home sites for a total of approximately 440 developed home sites owned to date; and have approximately 270 pads in 3 parks in the pipeline. The 3 parks in the pipeline are only under consideration for future acquisitions and are not under any agreements. The 3 parks in the pipeline would exceed 10% of our total assets as of December 31, 2017.

Reports to Security Holders

We will file reports with the SEC. We will be a reporting company and will comply with the requirements of the Exchange Act.

The public may read and copy any materials we have filed with the SEC in the SEC’s Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

Item 1A. Risk Factors.

The following risk factors address the material risks concerning our business. If any of the risks discussed in this report were to occur, our business, prospects, financial condition, results of operation and our ability to service our debt and make distributions to our stockholders could be materially and adversely affected and the market price per share of our stock could decline significantly. Some statements in this Registration Statement, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Global Financial Conditions

Disruptions in financial markets could affect our ability to obtain financing on reasonable terms and have other adverse effects on us and the market price of our securities. Since 2008, the United States stock and credit markets have experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks and debt securities to fluctuate substantially and the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings less attractive, and in certain cases have resulted in the unavailability of certain types of financing. War in certain Middle Eastern countries, the slowing of the Chinese economy and the recent decline in petroleum prices, among other factors, have added to the uncertainty in the capital markets. Uncertainty in the stock and credit markets may negatively impact our ability to access additional financing at reasonable terms, which may negatively affect our ability to acquire properties and otherwise pursue our investment strategy. A prolonged downturn in the stock or credit markets may cause us to seek alternative sources of potentially less attractive financing and may require us to adjust our investment strategy accordingly. These types of events in the stock and credit markets may make it more difficult or costly for us to raise capital through the issuance of the common stock, preferred stock or debt securities. The potential disruptions in the financial markets may have a material adverse effect on the market value of our securities, and the return we receive on our properties and investments, as well as other unknown adverse effects on us or the economy in general.

Real Estate Industry Risks

General economic conditions and the concentration of our properties in North Carolina, South Carolina, and Tennessee may affect our ability to generate sufficient revenue. The market and economic conditions in our current markets may significantly affect manufactured housing occupancy or rental rates. Occupancy and rental rates, in turn, may significantly affect our revenues, and if our communities do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to pay or refinance our debt obligations could be adversely affected. As a result of the current geographic concentration of our properties in North Carolina, South Carolina, and Tennessee, we are exposed to the risks of downturns in the local economy or other local real estate market conditions that could adversely affect occupancy rates, rental rates, and property values in these markets.

Other factors that may affect general economic conditions or local real estate conditions include:

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the national and local economic climate which may be adversely affected by, among other factors, plant closings, and industry slowdowns;

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local real estate market conditions such as the oversupply of manufactured home sites or a reduction in demand for manufactured home sites in an area;

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the number of repossessed homes in a particular market;

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the lack of an established dealer network;

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the rental market which may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates;

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the safety, convenience and attractiveness of our properties and the neighborhoods where they are located;

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zoning or other regulatory restrictions;

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competition from other available manufactured housing communities and alternative forms of housing (such as apartment buildings and single-family homes);

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our ability to provide adequate management, maintenance and insurance;

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increased operating costs, including insurance premiums, real estate taxes and utilities; and

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the enactment of rent control laws or laws taxing the owners of manufactured homes.

Our income would also be adversely affected if tenants were unable to pay rent or if sites were unable to be rented on favorable terms. If we were unable to promptly renew the leases for a significant number of sites, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then our business and results of operations could be adversely affected. In addition, certain expenditures associated with each property (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the property.

We may be unable to compete with our larger competitors, which may in turn adversely affect our profitability. The real estate business is highly competitive. We compete for manufactured housing community investments with numerous other real estate entities, such as individuals, corporations, REITs and other enterprises engaged in real estate activities. In many cases, the competing concerns may be larger and better financed than we are, making it difficult for us to secure new manufactured housing community investments. Competition among private and institutional purchasers of manufactured housing community investments has led to increases in the purchase prices paid for manufactured housing communities and consequent higher fixed costs. To the extent we are unable to effectively compete in the marketplace, our business may be adversely affected.

Costs associated with taxes and regulatory compliance may reduce our revenue. We are subject to significant regulation that inhibits our activities and may increase our costs. Local zoning and use laws, environmental statutes and other governmental requirements may restrict expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities. Legislation such as the Americans with Disabilities Act may require us to modify our properties at a substantial cost and noncompliance could result in the imposition of fines or an award of damages to private litigants. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted or amended or what costs we will incur to comply with such requirements. Costs resulting from changes in real estate laws, income taxes, service or other taxes may adversely affect our funds from operations and our ability to pay or refinance our debt. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect our business and results of operations.

Rent control legislation may harm our ability to increase rents. State and local rent control laws in certain jurisdictions may limit our ability to increase rents and to recover increases in operating expenses and the costs of capital improvements. We may purchase additional properties in markets that are either subject to rent control or in which rent-limiting legislation exists or may be enacted.

Our investments are concentrated in the manufactured housing/residential sector and our business would be adversely affected by an economic downturn in that sector. Our investments in real estate assets are concentrated in the manufactured housing/residential sector. This concentration may expose us to the risk of economic downturns.

Environmental liabilities could affect our profitability. Under various federal, state and local laws, as well as local ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous substances at, on, under or in such property, as well as certain other potential costs relating to hazardous or toxic substances. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous substances. A conveyance of the property, therefore, does not relieve the owner or operator from liability. As a current or former owner and operator of real estate, we may be required by law to investigate and clean up hazardous substances released at or from the properties we currently own or operate or have in the past owned or operated. We may also be liable to the government or to third parties for property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may adversely affect our ability to sell or lease real estate or to borrow using the real estate as collateral. Persons who arrange for the disposal or treatment of hazardous substances also may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility owned or operated by another person. In addition, certain environmental laws impose liability for the management and disposal of asbestos-containing materials and for the release of such materials into the air. These laws may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials. In connection with the ownership, operation, management, and development of real properties, we may be considered an owner or operator of such properties and, therefore, are potentially liable for removal or remediation costs, and also may be liable for governmental fines and injuries to persons and property. When we arrange for the treatment or disposal of hazardous substances at landfills or other facilities owned by other persons, we may be liable for the removal or remediation costs at such facilities. We are not aware of any environmental liabilities relating to our investment properties that would have a material adverse effect on our business, assets, or results of operations. However, we cannot assure you that environmental liabilities will not arise in the future and that such liabilities will not have a material adverse effect on our business, assets or results of operation.

Of the seven manufactured housing communities we currently operate, four are on well and septic systems. At these locations, we are subject to compliance with monthly, quarterly and yearly testing for contaminants as outlined by each state’s Department of Environmental Protection Agencies. Currently, we are not subject to radon or asbestos monitoring requirements.

Additionally, in connection with the management of the properties or upon acquisition or financing of a property, we authorize the preparation of Phase I or similar environmental reports (which involves general inspections without soil sampling or ground water analysis) completed by independent environmental consultants. Based on such environmental reports and our ongoing review of its properties, as of the date of this Registration Statement, we are not aware of any environmental condition with respect to any of our properties that we believe would be reasonably likely to have a material adverse effect on our financial condition or results of operations. These reports, however, cannot reflect conditions arising after the studies were completed, and no assurances can be given that existing environmental studies reveal all environmental liabilities, that any prior owner or operator of a property or neighboring owner or operator did not create any material environmental condition not known to us, or that a material environmental condition does not otherwise exist with respect to any one property or more than one property.

Actions by our competitors may decrease or prevent increases in the occupancy and rental rates of our properties which could adversely affect our business. We compete with other owners and operators of manufactured housing community properties, some of whom own properties similar to ours in the same submarkets in which our properties are located. The number of competitive manufactured housing community properties in a particular area could have a material adverse effect on our ability to lease sites and increase rents charged at our properties or at any newly acquired properties. In addition, other forms of multi-family residential properties, such as private and federally funded or assisted multi-family housing projects and single-family housing, provide housing alternatives to potential tenants of manufactured housing communities. If our competitors offer housing at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, cash flow, cash available for distribution, and ability to satisfy our debt service obligations could be materially adversely affected.

Losses in excess of our insurance coverage or uninsured losses could adversely affect our cash flow. We generally maintain insurance policies related to our business, including casualty, general liability and other policies covering business operations, employees and assets. However, we may be required to bear all losses that are not adequately covered by insurance. In addition, there are certain losses that are not generally insured because it is not economically feasible to insure against them, including losses due to riots or acts of war. If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of our properties, then we could lose the capital we invested in the properties, as well as the anticipated profits and cash flow from the properties and, in the case of debt that carries recourse to us, we would remain obligated for any mortgage debt or other financial obligations related to the properties. Although we believe that our insurance programs are adequate, no assurance can be given that we will not incur losses in excess of its insurance coverage, or that we will be able to obtain insurance in the future at acceptable levels and reasonable cost.

We may not be able to integrate or finance our acquisitions and our acquisitions may not perform as expected. We acquire and intend to continue to acquire manufactured housing communities on a select basis. Our acquisition activities and their success are subject to the following risks:

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we may be unable to acquire a desired property because of competition from other well capitalized real estate investors, including both publicly traded REITs and institutional investment funds;

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even if we enter into an acquisition agreement for a property, it is usually subject to customary conditions for closing, including completion of due diligence investigations to our satisfaction, which may not be satisfied;

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even if we are able to acquire a desired property, competition from other real estate investors may significantly increase the purchase price;

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we may be unable to finance acquisitions on favorable terms;

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acquired properties may fail to perform as expected;

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acquired properties may be located in new markets where we face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and

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we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations.

If any of the above were to occur, our business and results of operations could be adversely affected.

In addition, we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were to be asserted against us based on ownership of those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow.

We may be unable to sell properties when appropriate because real estate investments are illiquid. Real estate investments generally cannot be sold quickly and, therefore, will tend to limit our ability to vary our property portfolio promptly in response to changes in economic or other conditions. The inability to respond promptly to changes in the performance of our property portfolio could adversely affect our financial condition and ability to service our debt and make distributions to our stockholders.

Financing Risks

We face risks generally associated with our debt. We finance a portion of our investments in properties through debt. We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. In addition, debt creates other risks, including:

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failure to repay or refinance existing debt as it matures, which may result in forced disposition of assets on disadvantageous terms;

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refinancing terms less favorable than the terms of existing debt; and

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failure to meet required payments of principal and/or interest.

We face risks related to “balloon payments” and re-financings. Certain of our mortgages will have significant outstanding principal balances on their maturity dates, commonly known as “balloon payments.” There can be no assurance that we will be able to refinance the debt on favorable terms or at all. To the extent we cannot refinance debt on favorable terms or at all, we may be forced to dispose of properties on disadvantageous terms or pay higher interest rates, either of which would have an adverse impact on our financial performance and ability to service debt and make distributions.

We may become more highly leveraged, resulting in increased risk of default on our obligations and an increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to pay distributions. We have incurred, and may continue to incur, indebtedness in furtherance of our activities. We could become more highly leveraged, resulting in an increased risk of default on our obligations and in an increase in debt service requirements, which could adversely affect our financial condition and results of operations and our ability to pay distributions to stockholders.

Covenants in our credit agreements could limit our flexibility and adversely affect our financial condition. The terms of our various credit agreements and other indebtedness require us to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios and maintaining insurance coverage. These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we had satisfied our payment obligations. If we were to default under our credit agreements, our financial condition would be adversely affected.

A change in the United States government policy regarding to the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac) could impact our financial condition. Fannie Mae and Freddie Mac are a major source of financing for the manufactured housing real estate sector. We could depend on Fannie Mae and Freddie Mac to finance growth by purchasing or guarantying manufactured housing community loans. In February 2011, the Obama Administration released a report to Congress that included options, among others, to gradually shrink and eventually shut down Fannie Mae and Freddie Mac. We do not know when or if Fannie Mae or Freddie Mac will restrict their support of lending to our real estate sector or to us in particular. A final decision by the government to eliminate Fannie Mae or Freddie Mac, or reduce their acquisitions or guarantees of our mortgage loans, may adversely affect interest rates, capital availability and our ability to refinance our existing mortgage obligations as they come due and obtain additional long-term financing for the acquisition of additional communities on favorable terms or at all.

Other Risks

We may not be able to obtain adequate cash to fund our business. Our business requires access to adequate cash to finance our operations, distributions, capital expenditures, debt service obligations, development and redevelopment costs and property acquisition costs, if any. We expect to generate the cash to be used for these purposes primarily with operating cash flow, borrowings under secured and unsecured loans, proceeds from sales of strategically identified assets and, when market conditions permit, through the issuance of debt and equity securities from time to time. We may not be able to generate sufficient cash to fund our business, particularly if we are unable to renew leases, lease vacant space or re-lease space as leases expire according to our expectations.

The report of our independent registered public accounting firm expresses substantial doubt about the Company’s ability to continue as a going concern. Our auditors have indicated in their report on the Company’s financial statements for the fiscal year ended December 31, 2017 that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations and substantial decline in our working capital. A “going concern” opinion could impair our ability to finance our operations through the sale of equity, incurring debt, or other financing alternatives. Our ability to continue as a going concern will depend upon the availability and terms of future funding, continued growth in operating activities.

We have one stockholder that can single-handedly control the Company. Our largest stockholder is Gvest Real Estate Capital LLC, an entity whose sole owner is Raymond M. Gee, the Chairman of our Board of Directors and our President and Chief Executive Officer. At present, Gvest Real Estate Capital owns 86.45% of our total issued and outstanding common stock. Under Nevada law, this ownership position provides Mr. Gee with the almost unrestricted ability to control the business, management and strategic direction of the Company. If Mr. Gee choses to exercise this control, his decisions regarding the Company could be detrimental to, or not in the best interests of the Company and its other stockholders.

We are dependent on key personnel. Our executive and other senior officers have a significant role in our success. Our ability to retain our management group or to attract suitable replacements should any members of the management group leave depends on the competitive nature of the employment market. The loss of services from key members of the management group or a limitation in their availability could adversely affect our financial condition and cash flow. Further, such a loss could be negatively perceived in the capital markets.

Our management is inexperienced in running a public entity. With the exception of Michael Z. Anise, our Chief Financial Officer, Treasurer and Secretary and a Director, whose experience with operation and management of public entities is limited, our management does not have prior experience with the operation and management of a public entity. As a result, they will be learning as they proceed and may be forced to rely more heavily on the expertise of outside professionals than they might otherwise, which in turn could lead to higher legal and accounting costs and possible securities law compliance issues.

We may amend our business policies without stockholder approval. Our Board of Directors determines our growth, investment, financing, capitalization, borrowing, operations and distributions policies. Although our Board of Directors has no intention at present to change or reverse any of these policies, they may be amended or revised without notice to stockholders. Accordingly, stockholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all stockholders.

The market value of our preferred and common stock could decrease based on our performance and market perception and conditions. The market value of our preferred and common stock may be based primarily upon the market’s perception of our growth potential and current and future cash dividends, and may be secondarily based upon the real estate market value of our underlying assets. The market price of our preferred and common stock is influenced by their respective distributions relative to market interest rates. Rising interest rates may lead potential buyers of our stock to expect a higher distribution rate, which would adversely affect the market price of our stock. In addition, rising interest rates would result in increased expense, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.

We cannot assure you that we will be able to pay distributions regularly. Our ability to pay distributions in the future is dependent on our ability to operate profitably and to generate cash from our operations and the operations of our subsidiaries. We cannot guarantee that we will be able to pay distributions on a regular quarterly basis in the future.

Future terrorist attacks and military conflicts could have a material adverse effect on general economic conditions, consumer confidence and market liquidity. Among other things, it is possible that interest rates may be affected by these events. An increase in interest rates may increase our costs of borrowing, leading to a reduction in our earnings. Terrorist acts affecting our properties could also result in significant damages to, or loss of, our properties. Additionally, we may be unable to obtain adequate insurance coverage on acceptable economic terms for losses resulting from acts of terrorism. Our lenders may require that we carry terrorism insurance even if we do not believe that this insurance is necessary or cost effective. Should an act of terrorism result in an uninsured loss or a loss in excess of insured limits, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.

We are subject to risks arising from litigation. We may become involved in litigation. Litigation can be costly, and the results of litigation are often difficult to predict. We may not have adequate insurance coverage or contractual protection to cover costs and liability in the event we are sued, and to the extent we resort to litigation to enforce our rights, we may incur significant costs and ultimately be unsuccessful or unable to recover amounts we believe are owed to us. We may have little or no control of the timing of litigation, which presents challenges to our strategic planning.

Geographic concentration of our current property portfolio. The properties we own at present are located in North Carolina, South Carolina, and Tennessee. The market and economic conditions in our current markets may significantly affect manufactured housing occupancy or rental rates. Occupancy and rental rates, in turn, may significantly affect our revenues, and if our communities do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to pay or refinance our debt obligations could be adversely affected. As a result of the current geographic concentration of our properties, we are exposed to the risks of downturns in the local economy or other local real estate market conditions which could adversely affect occupancy rates, rental rates, and property values in these markets.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This registration statement on Form 10 and other reports filed by the Company from time to time with the SEC (collectively, the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the Filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks relating to the Company’s business, industry, and the Company’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this report.

The Company prepares its financial statements under the accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The Company’s subsidiaries are all formed in the state of North Carolina as Limited Liability Companies. The acquisition and date of consolidation are as follows:

Date of Consolidation	Subsidiary	Ownership
October 2016	Pecan Grove MHP, LLC	75%
April 2017	Butternut MHP, LLC	100%
November 2017	Azalea MHP, LLC	100%
November 2017	Holly Faye MHP, LLC	100%
November 2017	Chatham MHP, LLC	100%
November 2017	Lake View MHP, LLC	100%
December, 2017	Maple Hills MHP, LLC	100%

All intercompany transactions and balances have been eliminated in consolidation. The Company does not have a majority or minority interest in any other company, either consolidated or unconsolidated.

Overview

We intend for this discussion to provide information that will assist in understanding our financial statements, the changes in certain key items in those financial statements, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements.

Business Overview

The Company is a Nevada corporation focusing on the acquisition and operation of manufactured housing communities. The Company’s fiscal year end is December 31. To date, the Company has acquired and operates seven manufactured housing communities.

Results of Operations

Summary of Statements of Operations for the Year Ended December 31, 2017 and for the Period from April 26, 2016 (inception) to December 31, 2016.

	For the year ended December 31, 2017	For the period from April 26, 2016 to December 31, 2016
Rental and Related Income	$689,788	$50,522
Community Operating Expenses	$658,275	$38,687
General and Administrative Expense	$102,368	$--
Depreciation & Amortization Expense	$162,680	$2,214
Interest expense	$251,798	$8,099
Net (loss) Income	$(485,333)	$1,522
Income (loss) per common share - basic	$(0.10)	$0.00

Revenues

Revenues of $689,788 for the year ended December 31, 2017, increased by $639,266 over revenues of $50,522 for the period from April 26, 2016 to December 31, 2016. The increase in Revenues between the periods was primarily due to the acquisition of the Company’s first manufactured housing community during the fourth quarter of 2016, and the acquisition of the second manufactured housing community during the first quarter of 2017. Therefore, Revenues for the year ended December 31, 2017 represents 5 parks acquired during the fourth quarter, one park acquired during the second quarter, and one park for the full 2017 period in which was acquired during the fourth quarter of 2016. Total revenues from Company-owned manufactured homes were $124,460 and $0 for the year ended December 31, 2017 and the period from April 26, 2016 to December 31, 2016, respectively.

Community Operating Expenses

Community operating expenses of $658,275, or 95% of revenues, for the year ended December 31, 2017, increased by $619,588 over the period from April 26, 2016 to December 31, 2016 of $38,687. The increase in community operating expenses between the periods was primarily due to the ramp up of operations from the Company’s first acquisition in late 2016. Community operating expenses for the year ended December 31, 2017 represents 5 parks acquired during the fourth quarter, one park acquired during the second quarter, and one park for the full 2017 period in which was acquired during the fourth quarter of 2016.

Interest Expense

Interest expense of $251,798 for the year ended December 31, 2017, increased by $243,699 over interest expense of $8,099 for the period from April 26, 2016 to December 31, 2016. The increase in interest expense was due to additional debt incurred related to the 6 acquisitions during 2017.

Net Income (loss)

Net loss was $485,333 for the year ended December 31, 2017, compared to net income of $1,522 for the period from April 26, 2016 to December 31, 2016. The loss during the year ended December 31, 2017 was primarily related to non-recurring expenses related to the reorganization costs of $304,559, and non-cash expenses related to share-based compensation and depreciation and amortization of $34,598 and $162,680, respectively.

Liquidity and Capital Resources

The Company’s principal liquidity demands have historically been, and are expected to continue to be, acquisitions, capital improvements, development and expansions of properties, debt service, and purchases of manufactured home inventory and rental homes.

In addition to cash generated through operations, the Company uses a variety of sources to fund its cash needs, including acquisitions. The Company intends to continue to increase its real estate investments. Our business plan includes acquiring communities that yield in excess of our cost of funds and then investing in physical improvements, including adding rental homes onto otherwise vacant sites. There is no guarantee that any of these additional opportunities will materialize or that the Company will be able to take advantage of such opportunities. The growth of our real estate portfolio depends on the availability of suitable properties which meet the Company’s investment criteria and appropriate financing.

Our working capital has been provided by our operating activities and our related party note. As of December 31, 2017, the related party entity with a common ownership to the Company’s president loaned the Company $441,882 for working capital. The note has a five-year term with no annual interest and principal payments are deferred to maturity date for a total credit line of $1.5 million. We expect to meet our short-term liquidity requirements of approximately $300,000 for the next twelve months, generally through available cash as well as net cash provided by operating activities and availability under our existing related party note. We consider these resources to be adequate to meet our operating requirements for capital improvements, amortizing debt and payment of distributions. The ability of the Company to continue its operations as a going concern is dependent on management’s plans, which include raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes.

The following table summarizes total current assets, liabilities and working capital at December 31, 2017 compared to December 31, 2016.

	As of
	December 31, 2017	December 31, 2016
Current Assets	$452,306	$21,279
Current Liabilities	$492,143	$34,830
Working Capital (Deficit)	$(39,837)	$(13,551)

Going Concern

The ability of the Company to continue its operations as a going concern is dependent on management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements. There is substantial doubt about the Company’s ability to continue as a going concern.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

As of December 31, 2017, the Company had no off-balance sheet arrangements.

Critical Accounting Policies

We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) title has passed to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant accounting estimates and assumptions affecting the consolidated financial statements were the estimates and assumptions used in valuation of equity and derivative instruments. Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates include the assumptions used in valuing equity-based transactions, valuation of deferred tax assets, depreciable lives of property and equipment and valuation of investment property.

Stock-Based Compensation

All stock-based payments to employees, non-employee consultants, and to nonemployee directors for their services as directors, including any grants of restricted stock and stock options, are measured at fair value on the grant date and recognized in the statements of operations as compensation or other expense over the relevant service period. Stock- based payments to nonemployees are recognized as an expense over the period of performance. Such payments are measured at fair value at the earlier of the date a performance commitment is reached or the date performance is completed. In addition, for awards that vest immediately and are non-forfeitable the measurement date is the date the award is issued.

Fair Value of Financial Instruments

We follow paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of our financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of our financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (“U.S. GAAP”), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

Recent Accounting Pronouncements

In May 2017, the FASB issued ASU No. 2017-09, “Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting.” ASU 2017-09 clarifies which changes to the terms or conditions of a share based payment award are subject to the guidance on modification accounting under FASB Accounting Standards Codification Topic 718. Entities would apply the modification accounting guidance unless the value, vesting requirements and classification of a share based payment award are the same immediately before and after a change to the terms or conditions of the award. ASU No. 2017-09 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements.

On February 22, 2017, the FASB issued ASU No. 2017-05, “Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets.” ASU 2017-05 provides guidance for recognizing gains and losses from the transfer of nonfinancial assets and in-substance non-financial assets in contracts with non-customers, unless other specific guidance applies. The standard requires a company to derecognize nonfinancial assets once it transfers control of a distinct nonfinancial asset or distinct in substance nonfinancial asset. Additionally, when a company transfers its controlling interest in a nonfinancial asset, but retains a noncontrolling ownership interest, the company is required to measure any non-controlling interest it receives or retains at fair value. The guidance requires companies to recognize a full gain or loss on the transaction. As a result of the new guidance, the guidance specific to real estate sales in ASC 360-20 will be eliminated. As such, sales and partial sales of real estate assets will now be subject to the same derecognition model as all other nonfinancial assets. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within that reporting period. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2017. Early adoption is permitted. The Company believes that the adoption of this standard will not have a material impact on our financial position, results of operations or cash flows. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires that entities use a new forward looking “expected loss” model that generally will result in the earlier recognition of allowance for credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2019. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases.” ASU 2016-02 amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. ASU 2016-02 will be effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements and the timing of adoption.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset, and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. ASU 2016-01 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2017, and early adoption is permitted. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements and the timing of adoption.

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers (Topic 606)”. The objective of this amendment is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying this amendment, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized. This amendment applies to all contracts with customers except those that are within the scope of other topics in the FASB ASC. An entity should apply the amendments using either the full retrospective approach or retrospectively with a cumulative effect of initially applying the amendments recognized at the date of initial application. In July 2015, the FASB issued ASU 2015-14 which deferred the effective date of ASU 2014-09 by one year to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company has not yet selected which transition method it will apply upon adoption. Our primary source of revenue is generated through leasing arrangements, which is specifically excluded from ASU 2014-09. We continue to evaluate and are in the process of quantifying the impact, if any, the adoption of ASU 2014-09 will have on our non-lease revenue streams, including sales of manufactured homes, interest income, dividend income and other income. While our evaluations are ongoing, we do not expect material changes to our accounting policies for these revenue streams.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying Consolidated Financial Statements.

Item 3. Properties

As of December 31, 2017, the Company owns the following manufactured housing properties:

●
Pecan Grove – an 81 lot, all-age community situated on 10.71 acres and located in Charlotte, North Carolina. Pecan Grove has a 25% non-controlling interest. 99% average occupancy as of December 31, 2017

●
Butternut – a 59 lot, all-age community situated on 13.13 acres and located in Corryton, Tennessee, a suburb of Knoxville, Tennessee. 87% average occupancy as of December 31, 2017

●
Azalea Hills – a 41 lot, all-age community situated on 7.46 acres and located in Gastonia, North Carolina, a suburb of Charlotte, North Carolina. 86% average occupancy as of December 31, 2017

●
Holly Faye – a 37 lot all-age community situated on 8.01 acres and located in Gastonia, North Carolina, a suburb of Charlotte North Carolina. 97% average occupancy as of December 31, 2017

●
Lakeview – a 93 lot all-age community situated on 17.26 acres in Spartanburg, South Carolina. 85% average occupancy as of December 31, 2017

●
Chatham Pines – a 49 lot all-age community situated on 23.57 acres and located in Chapel Hill, North Carolina. 100% average occupancy as of December 31, 2017

●
Maple Hills – a 73 lot all-age community situated on 21.20 acres and located in Mills River, North Carolina, which is part of the Asheville, North Carolina, Metropolitan Statistical Area. 97% average occupancy as of December 31, 2017

Item 4. Security Ownership of Certain Beneficial Owners And Management.

(a) Security ownership of certain beneficial owners.

The following table sets forth, as of March 31, 2018, the number of shares of common stock owned of record and beneficially by our executive officers, directors and persons who hold 5% or more of the outstanding shares of common stock of the Company.

Name of Owner	NUMBER OF COMMON SHARES OWNED	PERCENTAGE OF COMMON STOCK (1)
Paladin Equity Partners LLC	553,888	5.54%
Gvest Real Estate Capital LLC	8,645,000	86.45%

(1)
Based on 10,000,000 shares of common stock outstanding as of March 31, 2018 .

The Company’s president is the principal benefactor of Gvest Real Estate Capital LLC and has voting and investment control over the shares owned by Gvest Real Estate Capital LLC. Robert A. Shuey and Peter B. Dauterman are the principal benefactors of Paladin Equity Partners LLC and have voting and investment control over the shares owned by Paladin Equity Partners LLC.

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Item 5. Directors, Executive Officers.

The following table contains information with respect to our directors and executive officers. To the best of our knowledge, none of our directors or executive officers have an arrangement or understanding with any other person pursuant to which he or she was selected as a director or officer. There are no family relationships between any of our directors or executive officers. Directors serve one-year terms. Our executive officers are appointed by and serve at the pleasure of the board of directors.

Name	Current Age	Position
Raymond M. Gee	56	Chairman of the Board of Directors, President, and Chief Executive Officer
Michael Z. Anise	41	Director, Treasurer, Secretary, and Chief Financial Officer
Douglas M. Grushey	57	Director, Investor Relations Officer
James L. Johnson	52	Director
William H, Carter	70	Director
Kirk A. Broadbooks	47	Chief Operating Officer
Adam A. Martin	46	Chief Investment Officer

Raymond M. Gee became Chairman of the Board of Directors, President and Chief Executive Officer of the Company in October 2017 as a result of the merger of Mobile Home Rental Holdings LLC with and the Company. From 2012 – 2017, he was CEO of Gvest Capital LLC.

Michael Z. Anise, Director, Treasurer, Secretary, and Chief Financial Officer, joined the Company in September 2017. From 2011 to 2017, Mr. Anise was CFO of Crossroads Financial, a commercial finance company.

Douglas M. Grushey, Investor Relations Officer, joined the Company in October 2017. From 2010 to 2017, Mr. Grushey was an independent financial advisor.

Kirk A. Broadbooks, Chief Operating Officer, joined the Company in October 2017. From 2014 to September 2017, he was CFO of Gvest Capital LLC. From 2012 – 2014, he was Corporate Controller for Pappas Properties.

Adam A. Martin, Chief Investment Officer, joined the Company in October 2017. From 2009 to September 2017, he was CIO of Gvest Capital LLC.

James L. Johnson, Director, was elected to the Board in March 2018 and is the founder of Carpet South Design Inc., where he has served as its CEO since 2013. He also owns a majority interest in Piedmont Stair Works Design LLC. The operations of both of these companies target the real estate improvements industry.

William H, Carter, Director, was elected to the Board in March 2018 and he has served as President of The Carter Land Company for more than the last five years. The Carter Land Company has provided brokerage services with respect to 144 manufactured housing communities in the Southeast. The firm presently manages apartments, single family houses, commercial warehouses, mobile home parks, self-storage facilities and retail buildings.

The board of directors acts as the Audit Committee and the board of directors has no separate committees.

Family Relationships.

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings.

There have been no events under any bankruptcy act, any criminal proceedings and any judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any serving director, executive officer, promoter or control person of the Company during the past five years.

Item 6. Executive Compensation.

Name and principal position	Salary	Bonus	Stock awards	Option awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
Raymond M. Gee - Chairman of the Board of Directors, President, and Chief Executive Officer	$ -	$ -	$ 8,645	$ -	$ -	$ -	$ -	$ 8,645
Michael Z. Anise - Director, Treasurer, Secretary, and Chief Financial Officer	130,000	-	-	81	-	-	-	130,081
Douglas M. Grushey - Director, Investor Relations Officer	60,000	-	-	23	-	-	-	60,023
Adam A. Martin - Chief Investment Officer	150,000	-	-	84	-	-	-	150,084
Kirk A. Broadbooks - Chief Operating Officer	110,000	-	-	35	-	-	-	110,035

Board of Directors

Our directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Our officers are elected by and serves at the discretion of the board of directors.Our two non-executive officer directors did not receive any compensation as of December 31, 2017, however, we may adopt a compensation plan for our Directors in the future.

Director Compensation for the year ended December 31, 2017 and for the period from April 26, 2016
Name	Fees earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	Other	Total
Raymond M. Gee - Chairman of the Board of Directors, President, and Chief Executive Officer	$ -	$ 8,645	$ -	$ -	$ -	$ -	$ 8,645
Michael Z. Anise - Director, Treasurer, Secretary, and Chief Financial Officer	-	-	81	-	-	-	81
Douglas M. Grushey - Director, Investor Relations Officer	-	-	23	-	-	-	23
James L. Johnson - Director	-	-	-	-	-	-	-
William H, Carter - Director	-	-	-	-	-	-	-

Item 7. Certain Relationships and Related Transactions, and Director Independence.

There have been no transactions involving the Company since the beginning of the last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Item 8. Legal Proceedings.

There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or of our Company’s or our Company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer’s securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Currently, we have no plans to register our securities in any particular state. Further, our shares may be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer’s net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000 by an individual, or $300,000 together with his or her spouse), are subject to additional sales practice requirements.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of a reporting company for at least six months, including any person who may be deemed an “Affiliate” of the Company (as the term “Affiliate” is defined under the Securities Act), is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of (i) the average weekly trading volume in the Company’s common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale or (ii) 1% of the shares then outstanding. In order for a stockholder to rely on Rule 144, adequate current public information with respect to the company must be available. A person who is not deemed to be an affiliate of the company and has not been an affiliate for the most recent three months, and who has held restricted shares for at least one year is entitled to sell such shares without regard to the various resale limitations under Rule 144. Under Rule 144, the requirements of paragraphs (c), (e), (f), and (h) of such Rule do not apply to restricted securities sold for the account of a person who is not an Affiliate of an issuer at the time of the sale and has not been an Affiliate during the preceding three months, provided the securities have been beneficially owned by the seller for a period of at least one year prior to their sale. For purposes of this registration statement, a controlling stockholder is considered to be a person who owns 10% or more of the company’s total outstanding shares, or is otherwise an Affiliate of the Company. No individual person owning shares that are considered to be not restricted owns more than 10% of the Company’s total outstanding shares.

The Company has been delisted prior to the filing of this Registration Statement; therefore, for the periods indicated, the high and low sales prices per share of our common stock as reported on the Pink OTC Markets.  The quotations reflect inter-dealer prices without retail markups, markdowns, or commissions and may not represent actual transactions.  For current price information, stockholders or other interested individuals are urged to consult publicly available sources.

Stockholders

As of March 31, 2018, we had 15 stockholders of record with respect to our authorized and issued common stock. As of that same date, no shares of our authorized preferred stock were issued and outstanding.

Dividends

The Company has not paid any cash dividends to date and does not anticipate paying any dividends in the near future. It is the present intention of management to utilize all available funds for the growth of the Registrant’s business.

Equity Compensation Plan Information

Item 10. Recent Sales of Unregistered Securities.

In November 2017, the Company issued 4,824,155 shares of stock for cash of $165,437 to Gvest Real Estate Capital LLC, an entity owned by the Company’s Chairman of the Board and Chief Executive Officer.

In November 2017, the Company issued 455,000 shares of stock for services to a lender under a line of credit facility agreement with a fair value of $15,603, and 553,888 shares of stock for services to a financial advisor in relation to the Merger with a fair value of $18,995.

In October 2016, the Company issued 3,820,845 shares of stock for cash of $131,030 to Gvest Real Estate Capital LLC, an entity owned by the Company’s Chairman of the Board and Chief Executive Officer.

All the share issuances described above were issued in transactions that were exempt from registration pursuant to Section 4(2) of the Securities Act.

The securities issued to the individuals listed below bear the following restriction:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE CORPORATION HAS RECEIVED AN OPINION OF COUNCIL SATISFACTORY TO THE CORPORATION THAT SUCH EXEMPTION IS AVAILABLE.

The recipients represented in writing that it acquired the securities for its own account. A legend was placed on the stock certificate stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

Merger with Mobile Home Rental Holdings Inc.

On or about July 28, 2017, the Company (which at the time was operating under the name “Stack-It Storage, Inc.”) and certain controlling stockholders of the Company (the “Selling Stockholders”) entered into a Stock Purchase Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Selling Stockholders committed to sell 17,821,373 pre- reverse split (approximately 2,970,229 post-reverse split) shares of the Common Stock of the Company to Gvest Real Estate Capital LLC, the sole member of Mobile Home Rental Holding LLC (“MHRH”) and its assigns (the “Sale”), and the Company committed to merge with MHRH (the “Merger”), pursuant to which the Company would be the survivor of the Merger and Gvest and the management of MHRH would assume control of the Company. The Sale and Merger were consummated on October 12, 2017, and as part of the merger the name of the Company was changed to Manufactured Housing Properties Inc., the management of MHRH became the management of the Company, and as consideration for the Merger, Gvest and its assigns were issued 51,870,000 pre-reverse split (approximately 8,645,000 post-reverse split) shares of the Company’s Common Stock. The Company believes that the 51,870,000 pre-reverse split (approximately 8,645,000 post-reverse split) restricted shares that were issued to Gvest and its assigns in connection with the Merger were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The issuance was for value received by the Company in connection with the Merger. The Sale and the Merger were all privately negotiated, none involved any type of public solicitation, and a restrictive legend was affixed to all of the stock certificates issued in connection with such transactions.

Item 11. Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which are included herein by reference.  As of March 31, 2018, there were 10,000,000 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights.  Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board.  Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding.  Holders of our common stock have no preemptive rights to purchase shares of our stock.  The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock.  All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock that we may issue in the future.

Preferred Stock

Our Articles of Incorporation, as amended, further authorize the Board of Directors to issue, from time to time, without stockholder approval, up to 10,000,000 shares of preferred stock ($0.01par value). As of the date hereof, no shares of preferred stock are issued and outstanding. Our board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. One of the effects of undesignated preferred stock may be to enable our board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

●
Restricting dividends on the common stock;

●
Diluting the voting power of the common stock;

●
Impairing the liquidation rights of the common stock; or

●
Delaying or preventing a change in control without further action by the stockholders.

Meetings of Stockholders

Our Bylaws require an annual meeting of stockholders for the purpose of electing directors and conducting any other business that may be properly transacted at the annual meeting. Our Bylaws further provide that special meetings of our stockholders may be called only by our Board of Directors or by any committee thereof duly formed and authorized to call such meeting, unless otherwise required by law.

Amendment of Bylaws

Our Bylaws provide that the power to adopt, amend or repeal the Company’s Bylaws resided in the Board of Directors, but that the stockholders may make additional Bylaw(s) and may alter or repeal any Bylaw(s), whether adopted by them or otherwise, by an affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote on such proposal at a duly held meeting of the stockholders or, without a meeting, by the written consent, signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares are entitled to vote thereon were present and voting.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is First American Stock Transfer, Inc. with an address at 4747 North 7th Street Suite 170, Phoenix AZ 85014. Their phone number is (602) 485-1346.

Item 12. Indemnification of Directors and Officers.

Under our Certificate of Incorporation and Bylaws, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner that he or she reasonably believed to be in the Company’s best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, the Company must indemnify the officer or director against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, then only by a court order. The indemnification coverage is intended to be to the fullest extent permitted by applicable laws.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers or directors under applicable state law, the Company is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data

The Company’s financial statements for the year ended December 31, 2017 and for the period from April 26, 2016 (inception) to December 31, 2016 have been audited to the extent indicated by Liggett & Webb, P.A., an independent public accounting firm. The financial statements have been prepared in accordance with generally accepted accounting principles and are included in Item 15 of this Form 10.

MANUFACTURED HOUSING PROPERTIES, INC.
F-1	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
F-2	CONSOLIDATED BALANCE SHEETS
F-3	CONSOLIDATED STATEMENT OF OPERATIONS
F-4	CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
F-5	CONSOLIDATED STATEMENTS OF CASH FLOWS
F-6	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAPLE HILL HOLDINGS LLC
F-15	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
F-16	STATEMENT OF REVENUES AND CERTAIN EXPENSES
F-17	NOTES TO FINANCIAL STATEMENTS

LAKEVIEW PARTNERS LLC
F-20	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
F-21	STATEMENT OF REVENUES AND CERTAIN EXPENSES
F-22	NOTES TO FINANCIAL STATEMENTS

CHATHAM PINES LLC
F-25	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
F-26	STATEMENT OF REVENUES AND CERTAIN EXPENSES
F-27	NOTES TO FINANCIAL STATEMENTS

TB3 LLC
F-30	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
F-31	STATEMENT OF REVENUES AND CERTAIN EXPENSES
F-32	NOTES TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors’ of:
Manufactured Housing Properties Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Manufactured Housing Properties Inc. and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2017 and the period from April 26, 2016 (inception) to December 31, 2016, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016 and the results of its operations and its cash flows for the year ended December 31, 2017 and the period from April 26, 2016 (inception) to December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a net loss attributable to the Company of approximately $506,000 and lack of working capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regards to these matters are described in Note 2 of the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Accordingly, we express no such opinion. As part of our audits, we are required to obtain an understanding of internal controls over financial reporting, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures including examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also include evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ Liggett & Webb, P.A.
LIGGETT & WEBB, P.A.
Certified Public Accountants

We have served as the Company’s auditor since 2017.

Boynton Beach, Florida
April 19, 2018

MANUFACTURED HOUSING PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2017 AND DECEMBER 31, 2016

Assets	2017	2016
Investment Property
Land	$4,357,950	$1,338,750
Site and Land Improvements	6,773,316	40,894
Buildings and Improvements	1,239,504	-
Acquisition Cost	140,758	30,644
Total Investment Property	12,511,528	1,410,288
Accumulated Depreciation & Amortization	(164,894)	(2,213)
Net Investment Property	12,346,634	1,408,075

Cash and Cash Equivalents	355,935	21,279
Accounts Receivable, net	46,400	-
Other Assets	49,971	-

Total Assets	$12,798,940	$1,429,354

Liabilities
Accounts Payable	$35,726	$23,593
Loans Payable	9,205,647	952,819
Loans Payable - related party	441,882	-
Convertible Note Payable - RELATED PARTY	2,754,550	-
Accrued Liabilities and Deposits	136,360	11,237
Tenant Security Deposits	88,337	-
Total Liabilities	12,662,502	987,649

Commitments and Contingencies (See Note 5)

Stockholders’ equity (deficit)

Preferred Stock (Stock par value $0.01 per share, 10,000,000 shares authorized, and zero shares are issued and outstanding as of December 31, 2017 and 2016, respectively)	-	-
Common Stock (Stock par value $0.01 per share, 200,000,000 shares authorized, 10,000,000 and 3,820,845 shares are issued and outstanding as of December 31, 2017 and 2016, respectively)	100,000	3,821
Additional Paid in Capital	238,803	127,209
Retained Earnings (accumulated deficit)	(504,945)	1,142
Total Manufatcured Housing Properites, Inc. Stockholders’ Equity (Deficit)	(166,142)	132,172

Non-controling interest	302,580	309,533
Total Equity	136,438	441,705

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,798,940	$1,429,354

See accompanying notes to consolidated financial statements

MANUFACTURED HOUSING PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2017 AND THE PERIOD FROM
APRIL 26, 2016 (INCEPTION) TO DECEMBER 31, 2016

	2017	2016
Revenue
Rental and Related Income	$689,788	$50,522
Total Revenues	689,788	50,522

Community Operating Expenses
Repair & Maintenance	26,891	2,979
Real estate taxes	31,840	2,586
Utilities	97,769	22,145
Insurance	12,462	1,147
General and Administrative Expense	102,368	9,830
Salaries and Wages	184,754	-
Depreciation & Amortization Expense	162,680	2,214
Interest expense	251,798	8,099
Reorganization costs	304,559	-

Total Expenses	1,175,121	49,000

Net Income (loss) before provision for income taxes	(485,333)	1,522

Provision for income taxes	-	-
Net Income (loss)	$(485,333)	$1,522

Net Income attributable to the non-controlling interest	20,754	380

Net Income (Loss) attributable to the Company	$(506,087)	$1,142

Weighted Average Shares - Basic and Fully Diluted	5,175,180	1,381,028

Weighted Average - Basic	$(0.10)	$0.00
Weighted Average - Fully Diluted	$(0.10)	$0.00

See accompanying notes to consolidated financial statements

MANUFACTURED HOUSING PROPERTIES, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD FROM APRIL 26, 2016 (INCEPTION) TO DECEMBER 31, 2016

					RETAINED
			ADDITIONAL	NON-	EARNINGS
	COMMON STOCK		PAID IN	CONTROLLING	(ACCUMULATED	STOCKHOLDERS’
	SHARES	PAR VALUE	PAID IN CAPITAL	INTEREST	DEFICIT)	EQUITY

Balance at Inception	—	$-	$-	$-	$-	$-

Minority Interest Contributions	-	-	-	309,153	-	309,153

Capital Contributions	3,820,845	38,208	92,822	-	-	131,030

Net income	—	-	-	380	1,142	1,522

Balance at December 31, 2016	3,820,845	38,208	92,822	309,533	1,142	441,705

Stock issued for LOC	455,000	4,550	11,053	-	-	15,603

Shares issued to consultant for reverse merger	553,888	5,539	13,456	-	-	18,995

Capital Contributions	4,824,155	48,242	117,195	-	-	165,437

Stock option expense			245			245

In-kind contribution of interest	-	-	7,493	-	-	7,493

Minority Interest distributions	-	-	-	(27,707)	-	(27,707)

Recapitalization	346,112	3,461	(3,461)	-	-	-

Net Income (Loss)	-	-	-	20,754	(506,087)	(485,333)

Balance at December 31, 2017	10,000,000	$100,000	$238,803	$302,580	$(504,945)	$136,438

See accompanying notes to consolidated financial statements

MANUFACTURED HOUSING PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2017 AND THE PERIOD FROM
APRIL 26, 2016 (INCEPTION) TO DECEMBER 31, 2016

	2017	2016
Cash Flows From Operating Activities:
Net Income (Loss)	$(485,333)	$1,522
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
In-kind contribution of interest	7,493	-
Sharebased compensation	34,598	-
Stock option expense	245
Depreciation & Amortization	162,680	2,214
Changes in operating assets and liabilities:
Accounts receivable	(46,400)	-
Other assets	(49,971)	-
Accounts payable	12,133	23,592
Accrued expenses	125,124	11,237
Other Liabilities and deposits	88,337	-
Net Cash Provided by (used in) Operating Activities	(151,094)	38,565

Cash Flows From Investing Activities:
Purchases of investment properties	(23,322)	(457,469)
Net Cash Used in Investing Activities	(23,322)	(457,469)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	165,437	131,030
Proceeds from related party note	441,882	-
Proceeds from note payables	(70,540)	-
Non controlling interest Contributions (Distributions)	(27,707)	309,153

Net cash provided by financing activities	509,072	440,183

Net Change in Cash and cash equivalents	334,656	21,279
Cash and cash equivalents at Beginning of the Period	21,279	-
Cash and cash equivalents at End of the Period	$355,935	$21,279

Cash paid for:
Income Taxes	$-	$-
Interest	$159,234	$4,407

Non-Cash Investing and Financing Activities

The Company issued convertible note and notes payable totaling $11,077,918 for the purchase of investment properties totaling $11,077,918.

See accompanying notes to consolidated financial statements

MANUFACTURED HOUSING PROPERTIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD FROM
APRIL 26, 2016 (INCEPTION)TO DECEMBER 31, 2016

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

The Company is a Nevada corporation whose principal activities together with its affiliates, acquires, owns, and operates manufactured housing communities. Mobile Home Rental Holdings (“MHRH”) was formed in April 2016 to acquire the assets for Pecan Grove MHP in November 2016 and Butternut MHP in April 2017. To continue the acquisition and aggregation of mobile home parks, MHRH intend to raise capital in the public markets. Therefore, on October 21, 2017, MHRH was acquired by and merged with a public entity Stack-it Storage, Inc. (OTC: STAK). As part of the merger transaction, Stack-it Storage, Inc. changed its name to Manufactured Housing Properties Inc. (OTC: MHPC).

For accounting purposes, this transaction is being accounted for a reverse merger and has been treated as a recapitalization of Stack-it Storage, Inc. with Manufactured Housing Properties, Inc. as the accounting acquirer.

(B) Critical Accounting Policies

We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Basis of Presentation

The Company prepares its financial statements under the accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The Company’s subsidiaries are all formed in the state of North Carolina as Limited Liability Companies. The acquisition and date of consolidation are as follows:

Date of Consolidation	Subsidiary	Ownership
October 2016	Pecan Grove MHP, LLC	75%
April 2017	Butternut MHP, LLC	100%
November 2017	Azalea MHP, LLC	100%
November 2017	Holly Faye MHP, LLC	100%
November 2017	Chatham MHP, LLC	100%
November 2017	Lake View MHP, LLC	100%
December, 2017	Maple Hills MHP, LLC	100%

All intercompany transactions and balances have been eliminated in consolidation. The Company does not have a majority or minority interest in any other company, either consolidated or unconsolidated.

Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) title has passed to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. Our lot and manufactured home leases are generally for one month and auto renews monthly for an additional month. The Company’s leases qualify as operating leases under ASC 840.

Net Income (Loss) Per Share

Basic net income (loss) per share is calculated by dividing net income (loss) by the weightedaverage number of common shares outstanding during the period. Diluted net income (loss) per share is calculated by dividing net income (loss) by the weightedaverage number of common shares outstanding plus the weightedaverage number of net shares that would be issued upon exercise of stock options pursuant to the treasury stock method. Total dilutive securities outstanding as of December 31, 2017 and 2016 totaled 698,000 and -0- share, respectively upon the exercise of stock options and 786,695 and -0- share, respectively upon the conversion of convertible note payable – related party.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant accounting estimates and assumptions affecting the consolidated financial statements were the estimates and assumptions used in valuation of equity and derivative instruments. Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates include the assumptions used in valuing equity-based transactions, valuation of deferred tax assets, depreciable lives of property and equipment and valuation of investment property.

Investment Property and Equipment and Depreciation

Property and equipment are carried at cost. Depreciation for Sites and Building is computed principally on the straight-line method over the estimated useful lives of the assets (ranging from 15 to 25 years). Depreciation of Improvements to Sites and Buildings, Rental Homes and Equipment and Vehicles is computed principally on the straight-line method over the estimated useful lives of the assets (ranging from 3 to 25 years). Land Development Costs are not depreciated until they are put in use, at which time they are capitalized as Sites and Land Improvements. Interest Expense pertaining to Land Development Costs are capitalized. Maintenance and Repairs are charged to expense as incurred and improvements are capitalized. The costs and related accumulated depreciation of property sold or otherwise disposed of are removed from the financial statement and any gain or loss is reflected in the current year’s results of operations.

Impairment Policy

The Company applies Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 360-10, Property, Plant & Equipment (“ASC 360-10”) to measure impairment in real estate investments. Rental properties are individually evaluated for impairment when conditions exist which may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis without interest) from a rental property is less than the carrying value under its historical net cost basis. These expected future cash flows consider factors such as future operating income, trends and prospects as well as the effects of leasing demand, competition and other factors. Upon determination that a permanent impairment has occurred, rental properties are reduced to their fair value. For properties to be disposed of, an impairment loss is recognized when the fair value of the property, less the estimated cost to sell, is less than the carrying amount of the property measured at the time there is a commitment to sell the property and/or it is actively being marketed for sale. A property to be disposed of is reported at the lower of its carrying amount or its estimated fair value, less its cost to sell. Subsequent to the date that a property is held for disposition, depreciation expense is not recorded.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments purchased with an original maturity of three months or less to be cash equivalents.

The Company maintains cash balances at banks and deposits at times may exceed federally insured limits. Management believes that the financial institutions that hold the Company's cash are financially secure and, accordingly, minimal credit risk exists. At December 31, 2017 and 2016, the Company had no cash balances above the FDIC-insured limit, respectively.

Stock Based Compensation

All stockbased payments to employees, nonemployee consultants, and to nonemployee directors for their services as directors, including any grants of restricted stock and stock options, are measured at fair value on the grant date and recognized in the statements of operations as compensation or other expense over the relevant service period. Stock based payments to nonemployees are recognized as an expense over the period of performance. Such payments are measured at fair value at the earlier of the date a performance commitment is reached or the date performance is completed. In addition, for awards that vest immediately and are nonforfeitable the measurement date is the date the award is issued. The company recorded stock option expense of $245 during the year ended December 31, 2017.

Fair Value of Financial Instruments

We follow paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of our financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of our financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (“U.S. GAAP”),and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

Recent Accounting Pronouncements

In May 2017, the FASB issued ASU No. 2017-09, “Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting.” ASU 2017-09 clarifies which changes to the terms or conditions of a share based payment award are subject to the guidance on modification accounting under FASB Accounting Standards Codification Topic 718. Entities would apply the modification accounting guidance unless the value, vesting requirements and classification of a share based payment award are the same immediately before and after a change to the terms or conditions of the award. ASU No. 2017-09 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements.

On February 22, 2017, the FASB issued ASU No. 2017-05, “Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets.” ASU 2017-05 provides guidance for recognizing gains and losses from the transfer of nonfinancial assets and in-substance non-financial assets in contracts with non-customers, unless other specific guidance applies. The standard requires a company to derecognize nonfinancial assets once it transfers control of a distinct nonfinancial asset or distinct in substance nonfinancial asset. Additionally, when a company transfers its controlling interest in a nonfinancial asset, but retains a noncontrolling ownership interest, the company is required to measure any non-controlling interest it receives or retains at fair value. The guidance requires companies to recognize a full gain or loss on the transaction. As a result of the new guidance, the guidance specific to real estate sales in ASC 360-20 will be eliminated. As such, sales and partial sales of real estate assets will now be subject to the same derecognition model as all other nonfinancial assets. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within that reporting period. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2017. Early adoption is permitted. The Company believes that the adoption of this standard will not have a material impact on our financial position, results of operations or cash flows. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires that entities use a new forward looking “expected loss” model that generally will result in the earlier recognition of allowance for credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2019. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases.” ASU 2016-02 amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. ASU 2016-02 will be effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements and the timing of adoption.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset, and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. ASU 2016-01 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2017, and early adoption is permitted. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements and the timing of adoption.

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers (Topic 606)”. The objective of this amendment is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying this amendment, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized. This amendment applies to all contracts with customers except those that are within the scope of other topics in the FASB ASC. An entity should apply the amendments using either the full retrospective approach or retrospectively with a cumulative effect of initially applying the amendments recognized at the date of initial application. In July 2015, the FASB issued ASU 2015-14 which deferred the effective date of ASU 2014-09 by one year to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company has not yet selected which transition method it will apply upon adoption. Our primary source of revenue is generated through leasing arrangements, which is specifically excluded from ASU 2014-09. We continue to evaluate and are in the process of quantifying the impact, if any, the adoption of ASU 2014-09 will have on our non-lease revenue streams, including sales of manufactured homes, interest income, dividend income and other income. While our evaluations are ongoing, we do not expect material changes to our accounting policies for these revenue streams.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying Consolidated Financial Statements.

NOTE 2 – GOING CONCERN

The ability of the Company to continue its operations as a going concern is dependent on management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements. There is substantial doubt about the Company’s ability to continue as a going concern.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Our working capital has been provided by our operating activities and our related party note. As of December 31, 2017, the related party entity with a common ownership to the Company’s president loaned the Company $441,882 for working capital. The note has a five-year term with no annual interest and principal payments are deferred to maturity date for a total credit line of $1.5 million. We expect to meet our short-term liquidity requirements of approximately $300,000 for the next twelve months, generally through available cash as well as net cash provided by operating activities and availability under our existing related party note. We consider these resources to be adequate to meet our operating requirements for capital improvements, amortizing debt and payment of distributions. The ability of the Company to continue its operations as a going concern is dependent on management’s plans, which include raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes.

NOTE 3 – ACQUISITIONS

During the year ended December 31, 2017, the company acquired the assets of six manufactured housing communities containing approximately 370 developed home sites. During the fourth quarter 2016, the Company acquired the assets of its first manufactured housing community. These were asset acquisitions from third parties and have been accounted for as asset acquisitions. The acquisition date estimated fair value was determined by third party appraisals. The acquisition of the manufactured housing communities acquired assets consisted of the following:

					Acquisition	Total Purchase
Acquisition Date	Name	Land	Improvements	Building	Cost	Price

November, 2016	Pecan Grove MHP	$1,338,750	$443,034	$-	$30,644	$1,812,428

April, 2017	Butternut MHP	85,000	1,120,063	419,504	31,613	1,656,180
November, 2017	Azalea MHP	149,200	557,953	-	14,884	722,037
November, 2017	Holly Faye MHP	160,000	532,965	-	4,850	697,815
November, 2017	Chatham MHP	940,000	962,285	-	21,001	1,923,286
November, 2017	Lake View MHP	520,000	1,216,306		28,410	1,764,716
December, 2017	Maple Hills MHP	1,165,000	1,940,710	820,000	9,356	3,935,066

	Total	$4,357,950	$6,773,316	$1,239,504	$140,758	$12,511,528

Pro-forma Financial Information

The following unaudited pro-forma information presents the combined results of operations for the periods as if the above acquisitions of manufactured housing communities had been completed on January 1, 2017 and January 1, 2016.

	For the Years Ended
	December 31, 2017	December 31, 2016
Total Revenue	$1,706,957	$1,459,871
Total Expenses	2,863,305	2,510,287
Net Loss	$(1,156,348)	$(1,050,416)
Net Income Attributable to non-controlling interest	20,754	380
Net Loss Attributable to the Company	$(1,177,102)	$(1,050,796)
Net Loss per common share, basic and diluted	$(0.12)	$(0.11)

NOTE 4 – PROMISSORY NOTES

During the years ended December 31, 2017 and 2016, the company entered into promissory notes from lenders related to the acquisition of seven manufactured housing communities containing approximately.

Except our line of credit, generally, the promissory notes range from 4.5% to 7.0% with 20 to 25 years principal amortization. Two of the promissory notes had an initial 6 months period on interest only payments. The Line of Credit is interest only payment based on 10%, and 8% deferred till maturity to be paid with principal balance. The Line of Credit awarded the lender 455,000 shares of common stock as compensation, which resulted in making the lender a related party due to their significant ownership. The promissory notes are secured by the real estate assets, and the line of credit is secured by the company's guaranteed by the owner of the principal stockholder of the company.

The following are terms of our secured outstanding debt:

	Maturity	Interest	Balance	Balance
	Date	Rate	12/31/17	12/31/16
Butternut MHP Land LLC	3/30/20	6.500%	$1,155,619	$-
Butternut MHP Land LLC Mezz	4/1/27	7.000%	294,160	-
Pecan Grove MHP LLC	11/4/26	4.500%	1,310,345	952,819
Azalea MHP LLC	11/10/27	5.000%	495,023	-
Holly Faye MHP LLC	10/1/38	4.000%	505,500	-
Chatham MHP LLC	12/1/22	5.125%	1,395,000	-
Lake View MHP LLC	12/1/22	5.125%	1,250,000	-
Maple MHP LLC	1/1/23	5.125%	2,800,000	-
Totals note payables			9,205,647	952,819

Convertible notes payable	12/12/21	18.000%	2,754,550	-
Related Party notes payable	12/31/20	(*)	441,882	-
Total convertible note and notes payable including related party			$12,402,079	$952,819

(*) As of December 31, 2017, a related party entity with a common ownership to the Company’s founder loaned the Company $441,882 for working capital. The note has a five-year term with no annual interest and principal payments are deferred to maturity date. The Company recorded an In-kind contribution of interest in the amount of $7,493.

(**) The line of credit, which is guaranteed by the owner of the principal stockholder of the company, has a conversion option whereby the lender can convert the ratio of total outstanding debt at time of exercise of the option into an amount of newly issued shares of the company’s common stock equal determined by dividing the outstanding indebtedness by $3,000,000 multiplied by 10% with a cap of 864,500 shares.   As of December 31, 2017, the indebtedness under the line of credit was $2,754,550 and this amount would have resulted in a conversion into 786,695 newly issued shares.

The line of credit also gives the lender an option to purchase up to 864,500 shares of newly issued common stock for a purchase price of $3,000,000 minus the value of the outstanding principal of the Note, if any, previously converted into equity.

Maturities of Long-Term Obligations for Five Years and Beyond

The minimum annual principal payments of notes payable at December 31, 2017 were:

2018	$231,720
2019	2,987,410
2020	1,331,692
2021	232,938
2022 and Thereafter	7,618,319
Total minimum principal payments	$12,402,079

NOTE 5 – COMMITMENTS AND CONTINGENCIES

The Company has no commitments and contingencies for the year ended December 31, 2017 and for the period from April 26, 2016 (inception) to December 31, 2016.

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

  MANUFACTURED HOUSING PROPERTIES, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017 AND THE PERIOD FROM
APRIL 26, 2016 (INCEPTION) TO DECEMBER 31, 2016

NOTE 6 – STOCKHOLDERS’ EQUITY

Common Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share.

Preferred Stock

Our Articles of Incorporation, as amended, further authorize the Board of Directors to issue, from time to time, without stockholder approval, up to 10,000,000 shares of preferred stock ($0.01par value). As of the date hereof, no shares of preferred stock are issued and outstanding.

(A) - Stock issued for Cash

In November 2017, the Company issued 4,824,155 shares of stock for cash of $165,437 to its founder and Chairman of the Board.

In October 2016, the Company issued 3,820,845 shares of stock for cash of $131,030 to its founder and Chairman of the Board.

Common Stock

(B) - Stock issued for Service

In November 2017, the Company issued 455,000 shares of stock for services to a lender under a line of credit facility agreement with a fair value of $15,603, and 553,888 shares of stock for services to a financial advisor in relation to the Merger with a fair value of $18,995.

(C) - Stock issued for Recapitalization

In November 2017, the Company was deemed to issue 346,112 shares of stock to its former shareholders related to the recapitalization related to shares issued to the previous legacy stockholders.

(D) – Stock Split

In March 2018, the Company completed a 1-for-6 reverse split of its outstanding shares of common stock resulting in our total outstanding common shares to be 10,000,000 from 60,000,000. The financial statements have been retroactively adjusted to reflect the stock split.

(E) - Equity Incentive Plan

In December 2017, the Board of Directors, with the approval of a majority of the stockholders of the Company, adopted the Equity Incentive Plan (the “Plan”) which will be administered by a committee appointed by the Board.

The Company, under its Equity Incentive Plan, issues options to various officers and directors. One third of the options vest immediately, and two thirds vest in equal annual installments over a two-year period. All of the options are exercisable at a purchase price of $.01 per share.

The company recorded stock option expense of $245 during the year ended December 31, 2017. As of December 31, 2016, no options had been granted or were outstanding.

The following table summarizes the stock options outstanding as of December 31, 2017 and 2016:

	Number of options	Weighted average exercise price (per share)	Weighted average remaining contractual term (in years)
Outstanding at December 31, 2016	-	$-	-
Granted	698,000	0.01	10.0
Exercised	-	-
Forfeited / cancelled / expired	-	-
Outstanding at December 31, 2017	698,000	$0.01	10.0

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company’s closing stock price at fiscal year-end and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holder had all options holders exercised their options on December 31, 2017. As of December 31, 2017, the aggregate intrinsic value of all stock options was $0. There were no “in-the-money” options at December 31, 2017.

MANUFACTURED HOUSING PROPERTIES, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017 AND THE PERIOD FROM
APRIL 26, 2016 (INCEPTION) TO DECEMBER 31, 2016

The following table summarizes information concerning options outstanding as of December 31, 2017:

Strike Price Range ($)	Outstanding stock options	Weighted average remaining contractual term (in years)	Weighted average outstanding strike price	Vested stock options	Weighted average vested strike price
$0.01	698,000	10.0	$0.01	232,667	$0.01

The table below presents the weighted average expected life in years of options granted under the Plan as described above. The risk-free rate of the stock options is based on the U.S. Treasury yield curve in effect at the time of grant, which corresponds with the expected term of the option granted.

The fair value of stock options was estimated using the Black Scholes option pricing model with the following assumptions for grants made during the periods indicated.

Stock option assumptions	December 31, 2017	December 31, 2016
Risk-free interest rate	1.95%	-
Expected dividend yield	0.00%	-
Expected volatility	16.71%	-
Expected life of options (in years)	10	-

(F) Non-Controlling Interest

The Company owns 75% of membership interest in Pecan Grove MHP LLC. The remaining 25% are owned by unaffiliated noncontrolling investors who invested $0 and $309,153 during the years ended December 31, 2017 and 2016, respectively. During the years ended December 31, 2017 and 2016, the Company made a total distribution of $27,707 and $0 to the non-controlling interest, respectively.

NOTE 7 - RELATED PARTY TRANSACTIONS

The Company issued 4,824,155 and 3,820,845 shares of common stock during the year ended December 31, 2017 and 2016, respectively, for cash totaling $296,467 to its founder and Chairman of the Board.

As of December 31, 2017, an entity with a common ownership to the Company’s founder loaned the Company $441,882 for working capital. The note has a five-year term with no annual interest and principal payments are deferred to maturity date. The Company recorded an In-kind contribution of interest in the amount of $7,493.

The Company entered into a debt agreement for a revolving line of credit. The Line of Credit is interest only payment based on 10%, and 8% deferred until maturity to be paid with principal balance. The Line of Credit is secured by the company's personally guaranteed by the owner of the principal stockholder of the company. The Line of Credit awarded the lender 455,000 shares of common stock as consideration of the note. The fair value of shares was $15,603, based on the recent cash price and was treated as debt discounted, which resulted in making the lender a related party due to their significant ownership.

The line of credit, which is guaranteed by the owner of the principal stockholder of the company, has a conversion option whereby the lender can convert the ratio of total outstanding debt at time of exercise of the option into an amount of newly issued shares of the company’s common stock equal determined by dividing the outstanding indebtedness by $3,000,000 multiplied by 10% with a cap of 864,500 shares.   As of December 31, 2017, the indebtedness under the line of credit was $2,754,550 and this amount would have resulted in a conversion into 786,695 newly issued shares.

The line of credit also gives the lender an option to purchase up to 864,500 shares of newly issued common stock for a purchase price of $3,000,000 minus the value of the outstanding principal of the Note, if any, previously converted into equity.

NOTE 8 – INCOME TAXES

During the year ended December 31, 2016, the Company is a limited liability company, taxable income or loss flows through to the member on their individual tax returns rather than at the corporate level.

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “TCJA”) that significantly reforms the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The TCJA, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, effective as of January 1, 2018; limitation of the tax deduction for interest expense; limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, in each case, for losses arising in taxable years beginning after December 31, 2017 (though any such tax losses may be carried forward indefinitely); modifying or repealing many business deductions and credits, including reducing the business tax credit for certain clinical testing expenses incurred in the testing of certain drugs for rare diseases or conditions generally referred to as “orphan drugs”; and repeal of the federal Alternative Minimum Tax (“AMT”).

The staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 118 to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the TCJA. In connection with the initial analysis of the impact of the TCJA, the Company remeasured its deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. The remeasurement of the Company's deferred tax assets and liabilities was offset by a change in the valuation allowance.

MANUFACTURED HOUSING PROPERTIES, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017 AND THE PERIOD FROM
APRIL 26, 2016 (INCEPTION) TO DECEMBER 31, 2016

The Company is still in the process of analyzing the impact to the Company of the TCJA. Where the Company has been able to make reasonable estimates of the effects related to which its analysis is not yet complete, the Company has recorded provisional amounts. The ultimate impact to the Company’s consolidated financial statements of the TCJA may differ from the provisional amounts due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the TCJA. The accounting is expected to be complete when the Company’s 2017 U.S. corporate income tax return is filed in 2018.

At December 31, 2017, the Company had deferred tax assets principally arising from the net operating loss carry forwards for income tax purposes multiplied by the Federal statutory tax rate of 34%. As management of the Company cannot determine that it is more likely than not that we will realize the benefit of the deferred tax assets, a valuation allowance equal to the deferred tax asset has been established at December 31, 2017.

The significant components of the deferred tax asset at December 31, 2017 was as follows:

For the Year Ended
December 31, 2017
Statutory rate applied to income (loss) before income taxes	$(183,432)
Increase in income taxes results from:
Non-deductible expense	16,212
Change in tax rate estimates	54,210
Change in valuation allowance	113,010
Income tax expense (benefit)	$-

The difference between income tax expense computed by applying the federal statutory corporate tax rate and provision for actual income tax is as follows:

For the Year Ended
December 31, 2017
Income tax benefit at U.S. statutory rate of 34%	-34.00%
Income tax benefit - State	-3.80%
Non-deductible expense	3.34%
Change in tax rate estimates	11.17%
Change in valuation allowance	23.29%
Income tax expense (benefit)	-

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The effects of temporary differences that gave rise to deferred tax assets are as follows:

For the Year Ended
Deferred tax assets:	December 31, 2017
Amortization expense	$2,619
Operating loss carryforwards	110,391
Gross deferred tax assets	113,010
Valuation allowance	(113,010)
Net deferred income tax asset	$-

NOTE 9 – SUBSEQUENT EVENTS

During 2018, we executed two letters of intent agreements to acquire the assets of the following two manufactured housing communities.

●
Twin Oaks – a 96 lot, purchase price of approximately 2.9 million, all age community situated on 14.12 acres and located in Hanahan, SC which is a part of the Charleston South Carolina. This acquisition will be financed through our senior debt facility.

●
Springwood – a 59 lot, purchase price of approximately $1.6 million, all age community situated on 6.42 acres and located in Burlington, North Carolina. This acquisition will be financed through our senior debt facility.

INDEPENDENT AUDITOR’S REPORT

To the Stockholders’ of:
Manufactured Housing Properties Inc.

We have audited the accompanying statement of revenue and certain expenses of Maple Hill Holdings LLC (the “Company”) for the year ended December 31, 2016 and the related notes to the statement of revenue and certain expenses

Management’s responsibility for Statement of Revenue and Certain Expenses

Management is responsible for the preparation and fair presentation of the statement or revenue and certain expenses in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenue and certain expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenue and certain expenses. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the statement of revenue and certain expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of revenue and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenue and certain expenses.

We believe that our audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenue and certain expenses referred to above presents fairly, in all material respects, the statement of revenue and certain expenses described on Note 1 of the Maple Hill Holdings LLC’s statement of revenue and certain expenses for the year ended in conformity with U.S. generally accepted accounting principles.

Emphasis of Matter

We draw attention to Note 1 to the statement of revenue and certain expenses, which describes that the accompanying statement of revenue and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of Maple Hill Holdings LLC’s revenue and expenses. Our opinion is not modified with respect to this matter.

/s/ Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.
Certified Public Accountants

Boynton Beach, Florida
April 19, 2018

MAPLE HILL HOLDINGS LLC
STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 (UNAUDITED)
AND FOR THE YEAR ENDED DECEMBER 31, 2016

	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017	FOR THE YEAR ENDED DECEMBER 31, 2016
	(unaudited)
REVENUE:
Rental and Related Income	$431,969	$552,000
Total Revenues	431,969	552,000

CERTAIN EXPENSES:
Repairs & Maintenance	67,315	127,396
Utilities	7,539	10,519
Real estate taxes	14,449	19,265
Insurance	3,666	9,007
Salaries and Wages	25,453	36,397
General and Administrative Expense	10,541	14,741
Total Certain Expenses	128,963	217,325

REVENUE IN EXCESS OF CERTAIN EXPENSES	$303,006	$334,675

See accompanying notes to statement of revenue and certain expenses

MAPLE HILL HOLDINGS LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 (UNAUDITED)
AND FOR THE YEAR ENDED DECEMBER 31, 2016

NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization and Basis of Presentation

Maple Hill Holdings LLC (the “Company”) was formed as a limited liability company under the laws of the State of North Carolina.

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, is not representative of the actual results of operations of the properties for the period presented, due to the exclusion of the following revenues and expenses which may not be comparable to the proposed future operations:

●
Depreciation and amortization
●
Interest income and expense

Except as noted above, management is not aware of any material factors relating to the properties that would cause the reported financial information not to be indicative of future operating results. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses have been included.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(D) Operating Expenses

Operating expenses represent the direct expenses of operating the properties and consist primarily of real estate taxes, payroll, repairs and maintenance, utilities, insurance and other operating expenses that are expected to continue in the proposed future operations of the properties.

(E) Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) title has passed to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

(F) Recent Accounting Pronouncements

In May 2017, the FASB issued ASU No. 2017-09, “Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting.” ASU 2017-09 clarifies which changes to the terms or conditions of a share based payment award are subject to the guidance on modification accounting under FASB Accounting Standards Codification Topic 718. Entities would apply the modification accounting guidance unless the value, vesting requirements and classification of a share based payment award are the same immediately before and after a change to the terms or conditions of the award. ASU No. 2017-09 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the potential impact this standard may have on the financial statements.

MAPLE HILL HOLDINGS LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 (UNAUDITED)
AND FOR THE YEAR ENDED DECEMBER 31, 2016

On February 22, 2017, the FASB issued ASU No. 201705, “Other IncomeGains and Losses from the Derecognition of Nonfinancial Assets.” ASU 201705 provides guidance for recognizing gains and losses from the transfer of nonfinancial assets and in substance nonfinancial assets in contracts with noncustomers, unless other specific guidance applies. The standard requires a company to derecognize nonfinancial assets once it transfers control of a distinct nonfinancial asset or distinct in substance nonfinancial asset. Additionally, when a company transfers its controlling interest in a nonfinancial asset, but retains a noncontrolling ownership interest, the company is required to measure any noncontrolling interest it receives or retains at fair value. The guidance requires companies to recognize a full gain or loss on the transaction. As a result of the new guidance, the guidance specific to real estate sales in ASC 36020 will be eliminated. As such, sales and partial sales of real estate assets will now be subject to the same derecognition model as all other nonfinancial assets. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within that reporting period. The Company is currently evaluating the potential impact this standard may have on the financial statements.

In August 2016, the FASB issued ASU No. 201615, “Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments.” ASU 201615 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 201615 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2017. Early adoption is permitted. The Company believes that the adoption of this standard will not have a material impact on our financial position, results of operations or cash flows. The Company is currently evaluating the potential impact this standard may have on the financial statements.

In June 2016, the FASB issued ASU No. 201613, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 201613 requires that entities use a new forward looking “expected loss” model that generally will result in the earlier recognition of allowance for credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 201613 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2019. The Company is currently evaluating the potential impact this standard may have on the financial statements.

In February 2016, the FASB issued ASU 201602, “Leases.” ASU 201602 amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. ASU 201602 will be effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the potential impact this standard may have on the financial statements and the timing of adoption.

In January 2016, the FASB issued ASU 201601, “Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 201601 requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset, and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. ASU 201601 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2017, and early adoption is permitted. The Company is currently evaluating the potential impact this standard may have on the financial statements and the timing of adoption.

MAPLE HILL HOLDINGS LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 (UNAUDITED)
AND FOR THE YEAR ENDED DECEMBER 31, 2016

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers (Topic 606)”. The objective of this amendment is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying this amendment, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized. This amendment applies to all contracts with customers except those that are within the scope of other topics in the FASB ASC. An entity should apply the amendments using either the full retrospective approach or retrospectively with a cumulative effect of initially applying the amendments recognized at the date of initial application. In July 2015, the FASB issued ASU 2015-14 which deferred the effective date of ASU 2014-09 by one year to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company has not yet selected which transition method it will apply upon adoption. Our primary source of revenue is generated through leasing arrangements, which is specifically excluded from ASU 2014-09. We continue to evaluate and are in the process of quantifying the impact, if any, the adoption of ASU 2014-09 will have on our non-lease revenue streams, including sales of manufactured homes, interest income, dividend income and other income. While our evaluations are ongoing, we do not expect material changes to our accounting policies for these revenue streams.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying Financial Statements.

NOTE 2
COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

NOTE 3
RELATED PARTY TRANSACTIONS

At December 31, 2017 and 2016, the Company had no related party transactions.

NOTE 4
CONCENTRATION OF RISK

The Company’s manufactured housing communities are located in the southeastern region of the United States. These concentrations of assets are subject to the risks of real property ownership and local and national economic growth trends.

NOTE 5
SUBSEQUENT EVENTS

In December 2017, the Company entered into an asset purchase agreement (“Purchase Agreement”) with Beaver Creek CRE LLC (“Buyer”). Beaver Creek CRE LLC is the merger sub of Maple Hills MHP LLC. Under the terms of the Purchase Agreement. Buyer will purchase all of the assets of the Company for $3.9 million consisting of $3.0 million in land value and improvements, and $0.9 million in manufactured houses and closing cost.

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through April 19, 2018 the date the financial statements were issued.

INDEPENDENT AUDITOR’S REPORT

To the Stockholders’ of:
Manufactured Housing Properties Inc.

We have audited the accompanying statement of revenue and certain expenses of Lakeview Partners, LLC (the “Company”) for the year ended December 31, 2016 and the related notes to the statement of revenue and certain expenses.

Management’s responsibility for Statement of Revenue and Certain Expenses

Management is responsible for the preparation and fair presentation of the statement or revenue and certain expenses in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenue and certain expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenue and certain expenses. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the statement of revenue and certain expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of revenue and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenue and certain expenses.

We believe that our audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenue and certain expenses referred to above presents fairly, in all material respects, the statement of revenue and certain expenses described on Note 1 of the Lakeview Partners LLC’s statement of revenue and certain expenses for the year ended in conformity with generally accepted accounting principles.

Emphasis of Matter

We draw attention to Note 1 to the statement of revenue and certain expenses, which describes that the accompanying statement of revenue and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of Lakeview Partners LLC’s revenue and expenses. Our opinion is not modified with respect to this matter.

/s/ Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.
Certified Public Accountants

Boynton Beach, Florida
April 19, 2018

LAKEVIEW PARTNERS LLC
STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 (UNAUDITED)
AND FOR THE YEAR ENDED DECEMBER 31, 2016

	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017	FOR THE YEAR ENDED DECEMBER 31, 2016
	(unaudited)
REVENUE:
Rental and Related Income	$148,116	$171,479
Total Revenues	148,116	171,479

CERTAIN EXPENSES:
Repairs and Maintenance	38,481	47,284
Utilities	10,317	13,573
Real estate taxes	9,324	12,433
Insurance	933	1,273
Salaries and Wages	9,375	12,500
General and Administrative Expense	671	1,101
Total Certain Expenses	69,101	88,164

REVENUE IN EXCESS OF CERTAIN EXPENSES	$79,015	$83,315

See accompanying notes to statement of revenue and certain expenses

LAKEVIEW PARTNERS LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 (UNAUDITED)
AND FOR THE YEAR ENDED DECEMBER 31, 2016

NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization and Basis of Presentation

Lakeview Partners LLC (the “Company”) was formed as a limited liability company under the laws of the State of North Carolina.

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, is not representative of the actual results of operations of the properties for the period presented, due to the exclusion of the following revenues and expenses which may not be comparable to the proposed future operations:

●
Depreciation and amortization
●
Interest income and expense

Except as noted above, management is not aware of any material factors relating to the properties that would cause the reported financial information not to be indicative of future operating results. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses have been included.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

 (C) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(D) Operating Expenses

Operating expenses represent the direct expenses of operating the properties and consist primarily of real estate taxes, payroll, repairs and maintenance, utilities, insurance and other operating expenses that are expected to continue in the proposed future operations of the properties.

(E) Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) title has passed to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

(F) Recent Accounting Pronouncements

In May 2017, the FASB issued ASU No. 2017-09, “Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting.” ASU 2017-09 clarifies which changes to the terms or conditions of a share based payment award are subject to the guidance on modification accounting under FASB Accounting Standards Codification Topic 718. Entities would apply the modification accounting guidance unless the value, vesting requirements and classification of a share based payment award are the same immediately before and after a change to the terms or conditions of the award. ASU No. 2017-09 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the potential impact this standard may have on the financial statements.

LAKEVIEW PARTNERS LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 (UNAUDITED)
AND FOR THE YEAR ENDED DECEMBER 31, 2016

On February 22, 2017, the FASB issued ASU No. 2017-05, “Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets.” ASU 2017-05 provides guidance for recognizing gains and losses from the transfer of nonfinancial assets and in-substance non-financial assets in contracts with non-customers, unless other specific guidance applies. The standard requires a company to derecognize nonfinancial assets once it transfers control of a distinct nonfinancial asset or distinct in substance nonfinancial asset. Additionally, when a company transfers its controlling interest in a nonfinancial asset, but retains a noncontrolling ownership interest, the company is required to measure any non-controlling interest it receives or retains at fair value. The guidance requires companies to recognize a full gain or loss on the transaction. As a result of the new guidance, the guidance specific to real estate sales in ASC 360-20 will be eliminated. As such, sales and partial sales of real estate assets will now be subject to the same derecognition model as all other nonfinancial assets. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within that reporting period. The Company is currently evaluating the potential impact this standard may have on the financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2017. Early adoption is permitted. The Company believes that the adoption of this standard will not have a material impact on our financial position, results of operations or cash flows. The Company is currently evaluating the potential impact this standard may have on the financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires that entities use a new forward looking “expected loss” model that generally will result in the earlier recognition of allowance for credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2019. The Company is currently evaluating the potential impact this standard may have on the financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases.” ASU 2016-02 amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. ASU 2016-02 will be effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the potential impact this standard may have on the financial statements and the timing of adoption.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset, and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. ASU 2016-01 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2017, and early adoption is permitted. The Company is currently evaluating the potential impact this standard may have on the financial statements and the timing of adoption.

LAKEVIEW PARTNERS LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 (UNAUDITED)
AND FOR THE YEAR ENDED DECEMBER 31, 2016

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers (Topic 606)”. The objective of this amendment is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying this amendment, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized. This amendment applies to all contracts with customers except those that are within the scope of other topics in the FASB ASC. An entity should apply the amendments using either the full retrospective approach or retrospectively with a cumulative effect of initially applying the amendments recognized at the date of initial application. In July 2015, the FASB issued ASU 2015-14 which deferred the effective date of ASU 2014-09 by one year to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company has not yet selected which transition method it will apply upon adoption. Our primary source of revenue is generated through leasing arrangements, which is specifically excluded from ASU 2014-09. We continue to evaluate and are in the process of quantifying the impact, if any, the adoption of ASU 2014-09 will have on our non-lease revenue streams, including sales of manufactured homes, interest income, dividend income and other income. While our evaluations are ongoing, we do not expect material changes to our accounting policies for these revenue streams.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying Financial Statements.

NOTE 2
COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

NOTE 3
RELATED PARTY TRANSACTIONS

At December 31, 2017 and 2016, the Company had no related party transactions.

NOTE 4
CONCENTRATION OF RISK

The Company’s manufactured housing communities are located in the southeastern region of the United States. These concentrations of assets are subject to the risks of real property ownership and local and national economic growth trends.

NOTE 5
SUBSEQUENT EVENTS

In November 2017, the Company entered into an asset purchase agreement (“Purchase Agreement”) with Beaver Creek CRE LLC (“Buyer”). Beaver Creek CRE LLC is the merger sub of Lakeview MHP LLC. Under the terms of the Purchase Agreement, Buyer will purchase all of the assets of the Company for $1.8 million consisting of $1.75 million in land value and improvements, and $0.05 million in closing cost.

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through April 19, 2018 the date the financial statements were issued.

INDEPENDENT AUDITOR’S REPORT

To the Stockholders’ of:
Manufactured Housing Properties Inc.

We have audited the accompanying statement of revenue and certain expenses of Chatham Pines LLC (the “Company”) for the year ended December 31, 2016 and the related notes to the statement of revenue and certain expenses.

Management’s responsibility for Statement of Revenue and Certain Expenses

Management is responsible for the preparation and fair presentation of the statement or revenue and certain expenses in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenue and certain expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenue and certain expenses. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the statement of revenue and certain expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of revenue and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenue and certain expenses.

We believe that our audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenue and certain expenses referred to above presents fairly, in all material respects, the statement of revenue and certain expenses described on Note 1 of the Chatham Pines LLC’s statement of revenue and certain expenses for the year ended in conformity with U.S. generally accepted accounting principles.

Emphasis of Matter

We draw attention to Note 1 to the statement of revenue and certain expenses, which describes that the accompanying statement of revenue and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of Chatham Pines, LLC’s revenue and expenses. Our opinion is not modified with respect to this matter.

/s/ Liggett & Webb, P.A.
LIGGETT & WEBB, P.A.
Certified Public Accountants

Boynton Beach, Florida
April 19, 2018

CHATHAM PINES LLC
STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 (UNAUDITED) AND
FOR THE YEAR ENDED DECEMBER 31, 2016

	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017	FOR THE YEAR ENDED DECEMBER 31, 2016
	(Unaudited)
REVENUE:
Rental and Related Income	$178,002	$230,323
Total Revenues	178,002	230,323

CERTAIN EXPENSES:
Repairs and Maintenance	15,720	18,157
Utilities	15,578	19,800
Real estate taxes	12,605	9,809
Insurance	70	1,328
General and Administrative Expense	2,045	3,011
Total Certain Expenses	46,018	52,105

REVENUE IN EXCESS OF CERTAIN EXPENSES	$131,984	$178,218

See accompanying notes to statement of revenue and certain expenses

CHATHAM PINES LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 (UNAUDITED) AND
FOR THE YEAR ENDED DECEMBER 31, 2016

NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization and Basis of Presentation

Chatham Pines LLC (the “Company”) was formed as a limited liability company under the laws of the State of North Carolina.

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, is not representative of the actual results of operations of the properties for the period presented, due to the exclusion of the following revenues and expenses which may not be comparable to the proposed future operations:

●
Depreciation and amortization
●
Interest income and expense

Except as noted above, management is not aware of any material factors relating to the properties that would cause the reported financial information not to be indicative of future operating results. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses have been included.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(D) Operating Expenses

Operating expenses represent the direct expenses of operating the properties and consist primarily of real estate taxes, payroll, repairs and maintenance, utilities, insurance and other operating expenses that are expected to continue in the proposed future operations of the properties.

(E) Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) title has passed to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

(F) Recent Accounting Pronouncements

In May 2017, the FASB issued ASU No. 2017-09, “Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting.” ASU 2017-09 clarifies which changes to the terms or conditions of a share based payment award are subject to the guidance on modification accounting under FASB Accounting Standards Codification Topic 718. Entities would apply the modification accounting guidance unless the value, vesting requirements and classification of a share based payment award are the same immediately before and after a change to the terms or conditions of the award. ASU No. 2017-09 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the potential impact this standard may have on the financial statements.

CHATHAM PINES LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 (UNAUDITED) AND
FOR THE YEAR ENDED DECEMBER 31, 2016

On February 22, 2017, the FASB issued ASU No. 2017-05, “Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets.” ASU 2017-05 provides guidance for recognizing gains and losses from the transfer of nonfinancial assets and in-substance non-financial assets in contracts with non-customers, unless other specific guidance applies. The standard requires a company to derecognize nonfinancial assets once it transfers control of a distinct nonfinancial asset or distinct in substance nonfinancial asset. Additionally, when a company transfers its controlling interest in a nonfinancial asset, but retains a noncontrolling ownership interest, the company is required to measure any non-controlling interest it receives or retains at fair value. The guidance requires companies to recognize a full gain or loss on the transaction. As a result of the new guidance, the guidance specific to real estate sales in ASC 360-20 will be eliminated. As such, sales and partial sales of real estate assets will now be subject to the same derecognition model as all other nonfinancial assets. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within that reporting period. The Company is currently evaluating the potential impact this standard may have on the financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2017. Early adoption is permitted. The Company believes that the adoption of this standard will not have a material impact on our financial position, results of operations or cash flows. The Company is currently evaluating the potential impact this standard may have on the financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires that entities use a new forward looking “expected loss” model that generally will result in the earlier recognition of allowance for credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2019. The Company is currently evaluating the potential impact this standard may have on the financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases.” ASU 2016-02 amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. ASU 2016-02 will be effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the potential impact this standard may have on the financial statements and the timing of adoption.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset, and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. ASU 2016-01 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2017, and early adoption is permitted. The Company is currently evaluating the potential impact this standard may have on the financial statements and the timing of adoption.

CHATHAM PINES LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 (UNAUDITED) AND
FOR THE YEAR ENDED DECEMBER 31, 2016

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers (Topic 606)”. The objective of this amendment is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying this amendment, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized. This amendment applies to all contracts with customers except those that are within the scope of other topics in the FASB ASC. An entity should apply the amendments using either the full retrospective approach or retrospectively with a cumulative effect of initially applying the amendments recognized at the date of initial application. In July 2015, the FASB issued ASU 2015-14 which deferred the effective date of ASU 2014-09 by one year to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company has not yet selected which transition method it will apply upon adoption. Our primary source of revenue is generated through leasing arrangements, which is specifically excluded from ASU 2014-09. We continue to evaluate and are in the process of quantifying the impact, if any, the adoption of ASU 2014-09 will have on our non-lease revenue streams, including sales of manufactured homes, interest income, dividend income and other income. While our evaluations are ongoing, we do not expect material changes to our accounting policies for these revenue streams.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying Financial Statements.

NOTE 2
COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

NOTE 3
RELATED PARTY TRANSACTIONS

At December 31, 2017 and 2016, the Company had no related party transactions.

NOTE 4
CONCENTRATION OF RISK

The Company’s manufactured housing communities are located in the southeastern region of the United States. These concentrations of assets are subject to the risks of real property ownership and local and national economic growth trends.

NOTE 5
SUBSEQUENT EVENTS

In November 2017, the Company entered into an asset purchase agreement (“Purchase Agreement”) with Beaver Creek CRE LLC (“Buyer”). Beaver Creek CRE LLC is the merger sub of Chatham MHP LLC. Under the terms of the Purchase Agreement, Buyer will purchase all of the assets of the Company for $1.9 million consisting of $1.85 million in land value and improvements, and $0.05 million in closing cost.

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through April 19, 2018 the date the financial statements were issued.

INDEPENDENT AUDITOR’S REPORT

To the Stockholders’ of:
Manufactured Housing Properties Inc.

We have audited the accompanying statement of revenue and certain expenses of TB3 LLC (the “Company”) for the year ended December 31, 2016 and the related notes to the statement of revenue and certain expenses.

Management’s responsibility for Statement of Revenue and Certain Expenses

Management is responsible for the preparation and fair presentation of the statement or revenue and certain expenses in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenue and certain expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenue and certain expenses. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the statement of revenue and certain expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of revenue and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenue and certain expenses.

We believe that our audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenue and certain expenses referred to above presents fairly, in all material respects, the statement of revenue and certain expenses described on Note 1 of the TB3 LLC ’s statement of revenue and certain expenses for the year ended in conformity with U.S. generally accepted accounting principles.

Emphasis of Matter

We draw attention to Note 1 to the statement of revenue and certain expenses, which describes that the accompanying statement of revenue and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of TB3 LLC’s revenue and expenses. Our opinion is not modified with respect to this matter.

/s/ Liggett & Webb, P.A.
LIGGETT & WEBB, P.A.
Certified Public Accountants

Boynton Beach, Florida
April 19, 2018

TB3 LLC
STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE THREE MONTHS ENDED MARCH 31, 2017 (UNAUDITED) AND
 FOR THE YEAR ENDED DECEMBER 31, 2016

	FOR THE THREE MONTHS ENDED MARCH 31, 2017	FOR THE YEAR ENDED DECEMBER 31, 2016
	(Unaudited)
REVENUE:
Rental and Related Income	$95,371	$283,879
Total Revenues	95,371	283,879

CERTAIN EXPENSES:
Repairs and Maintenance	23,808	44,376
Utilities	4,007	12,318
Real estate taxes	7,577	22,306
Insurance	700	7,525
Salaries and Wages	8,843	37,586
General and Administrative Expense	--	2,351
Total Certain Expenses	44,531	126,462

REVENUE IN EXCESS OF CERTAIN EXPENSES	$50,840	$157,417

See accompanying notes to statement of revenue and certain expenses

TB3 LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2017 (UNAUDITED) AND
 FOR THE YEAR ENDED DECEMBER 31, 2016

NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization and Basis of Presentation

TB3 LLC (the “Company”) was formed as a limited liability company under the laws of the State of North Carolina.

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, is not representative of the actual results of operations of the properties for the period presented, due to the exclusion of the following revenues and expenses which may not be comparable to the proposed future operations:

●
Depreciation and amortization
●
Interest income and expense

Except as noted above, management is not aware of any material factors relating to the properties that would cause the reported financial information not to be indicative of future operating results. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses have been included.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

 (C) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(D) Operating Expenses

Operating expenses represent the direct expenses of operating the properties and consist primarily of real estate taxes, payroll, repairs and maintenance, utilities, insurance and other operating expenses that are expected to continue in the proposed future operations of the properties.

(E) Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (I) persuasive evidence of an arrangement exists, (ii) title has passed to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

(F) Recent Accounting Pronouncements

In May 2017, the FASB issued ASU No. 2017-09, “Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting.” ASU 2017-09 clarifies which changes to the terms or conditions of a share based payment award are subject to the guidance on modification accounting under FASB Accounting Standards Codification Topic 718. Entities would apply the modification accounting guidance unless the value, vesting requirements and classification of a share based payment award are the same immediately before and after a change to the terms or conditions of the award. ASU No. 2017-09 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the potential impact this standard may have on the financial statements.

TB3 LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2017 (UNAUDITED) AND
 FOR THE YEAR ENDED DECEMBER 31, 2016

On February 22, 2017, the FASB issued ASU No. 2017-05, “Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets.” ASU 2017-05 provides guidance for recognizing gains and losses from the transfer of nonfinancial assets and in-substance non-financial assets in contracts with non-customers, unless other specific guidance applies. The standard requires a company to derecognize nonfinancial assets once it transfers control of a distinct nonfinancial asset or distinct in substance nonfinancial asset. Additionally, when a company transfers its controlling interest in a nonfinancial asset, but retains a noncontrolling ownership interest, the company is required to measure any non-controlling interest it receives or retains at fair value. The guidance requires companies to recognize a full gain or loss on the transaction. As a result of the new guidance, the guidance specific to real estate sales in ASC 360-20 will be eliminated. As such, sales and partial sales of real estate assets will now be subject to the same derecognition model as all other nonfinancial assets. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within that reporting period. The Company is currently evaluating the potential impact this standard may have on the financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2017. Early adoption is permitted. The Company believes that the adoption of this standard will not have a material impact on our financial position, results of operations or cash flows. The Company is currently evaluating the potential impact this standard may have on the financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires that entities use a new forward looking “expected loss” model that generally will result in the earlier recognition of allowance for credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2019. The Company is currently evaluating the potential impact this standard may have on the financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases.” ASU 2016-02 amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. ASU 2016-02 will be effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the potential impact this standard may have on the financial statements and the timing of adoption.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset, and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. ASU 2016-01 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2017, and early adoption is permitted. The Company is currently evaluating the potential impact this standard may have on the financial statements and the timing of adoption.

TB3 LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2017 (UNAUDITED) AND
 FOR THE YEAR ENDED DECEMBER 31, 2016

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers (Topic 606)”. The objective of this amendment is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying this amendment, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized. This amendment applies to all contracts with customers except those that are within the scope of other topics in the FASB ASC. An entity should apply the amendments using either the full retrospective approach or retrospectively with a cumulative effect of initially applying the amendments recognized at the date of initial application. In July 2015, the FASB issued ASU 2015-14 which deferred the effective date of ASU 2014-09 by one year to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company has not yet selected which transition method it will apply upon adoption. Our primary source of revenue is generated through leasing arrangements, which is specifically excluded from ASU 2014-09. We continue to evaluate and are in the process of quantifying the impact, if any, the adoption of ASU 2014-09 will have on our non-lease revenue streams, including sales of manufactured homes, interest income, dividend income and other income. While our evaluations are ongoing, we do not expect material changes to our accounting policies for these revenue streams.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying Financial Statements.

NOTE 2
COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

NOTE 3
RELATED PARTY TRANSACTIONS

At December 31, 2017 and 2016, the Company had no related party transactions.

NOTE 4
CONCENTRATION OF RISK

The Company’s manufactured housing communities are located in the southeastern region of the United States. These concentrations of assets are subject to the risks of real property ownership and local and national economic growth trends.

NOTE 5
SUBSEQUENT EVENTS

In April 2017, the Company entered into an asset purchase agreement (“Purchase Agreement”) with Gvest Capital LLC (“Buyer”). Gvest Capital LLC is the merger sub of Butternut MHP LLC. Under the terms of the Purchase Agreement, Buyer will purchase all of the assets of the Company for $1.7 million consisting of $1.2 million in land value and improvements, and $0.5 million in closing cost.

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through April 19, 2018 the date the financial statements were issued.

UNADUDITED PROFORMA CONSOLIDATED STATEMENTS

The following unaudited pro forma consolidated financial statements have been prepared in accordance with US GAAP and S-X Article 11 to provide pro forma information with regards to certain real estate acquisitions and financing transactions, as applicable.

The accompanying Unaudited Pro Forma Consolidated Statements of Operations of the Company are presented for the years ended December 31, 2017 and 2016 (the "Pro Forma Periods") and include certain pro forma adjustments to illustrate the estimated effect of the Company's acquisitions and transactions as described in Note 1.

This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results as if the transactions reflected herein had occurred on the date or been in effect during the period indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company's financial results in the future and should be read in conjunction with the Company's financial statements.

	For the Year ended						For the Year ended			Pro
	December 31, 2017			Pro Forma	Pro Forma		December 31, 2016			Forma	Pro Forma
	Historical	Acquisitions	Combined	Adjustments	Combined	Notes	Historical	Acquisitions	Combined	Adjustments	Combined	Notes
Revenue
Rental and Related Income	$689,788	$1,017,169	$1,706,957		$1,706,957		$50,522	$1,409,349	$1,459,871		$1,459,871
Total Revenues	689,788	1,017,169	1,706,957	-	1,706,957		50,522	1,409,349	1,459,871	-	1,459,871

Community Operating Expenses
Repair & Maintenance	26,891	207,730	234,621		234,621		2,979	292,009	294,988		294,988
Real estate taxes	31,840	49,076	80,916		80,916		2,586	59,517	62,103		62,103
Utilities	97,769	46,141	143,910		143,910		22,145	157,138	179,283		179,283
Insurance	12,462	7,117	19,579		19,579		1,147	19,101	20,248		20,248
General and Administrative Expense	102,368	20,853	123,221		123,221		9,830	77,058	86,888		86,888
Salaries and Wages	184,754	43,267	228,021		228,021		-	58,464	58,464		58,464
Depreciation & Amortization Expense	162,680	-	162,680	349,000	511,680	(a)	2,214	-	2,214	509,000	511,214	(a)
Interest expense	251,798	-	251,798	722,000	973,798	(b)	8,099	-	8,099	966,000	974,099	(b)
Reorganization costs and overhead costs	304,559	-	304,559	243,000	547,559	(c)	-	-	-	323,000	323,000	(c)

Total Expenses	1,175,121	374,184	1,549,305	1,314,000	2,863,305		49,000	663,287	712,287	1,798,000	2,510,287

Net Income (loss) before provision for income taxes	(485,333)	642,985	157,652	(1,314,000)	(1,156,348)		1,522	746,062	747,584	(1,798,000)	(1,050,416)

Provision for income taxes	-	-	-	-	-		-	-	-	-	-
Net Income (loss)	$(485,333)	$642,985	$157,652	$(1,314,000)	$(1,156,348)		$1,522	$746,062	$747,584	$(1,798,000)	$(1,050,416)

Net Income Attributable to non-controlling interest	20,754	-	20,754	-	20,754		380	-	380	-	380

Net Income (loss) Attributable to the Company	$(506,087)	$642,985	$136,898	$(1,314,000)	$(1,177,102)		$1,142	$746,062	$747,204	$(1,798,000)	$(1,050,796)

Weighted Average - Basic	$(0.10)				$(0.12)		$0.00				$(0.11)
Weighted Average - Fully Diluted	$(0.10)				$(0.12)		$0.00				$(0.11)

(a)
Adjustment to recognize depreciation expense on the investment property and amortization expense on the acquisition costs.
(b)
Adjustment to recognize the interest expense on the outstanding debt issued for the purchase of investment property.
(c)
Adjustments to recognize the overhead costs.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

Item 15. Financial Statements and Exhibits.

(a)
Financial Statements

●
See Page F-1 for an index of the December 31, 2017 audited financial statements included in this registration statement.

(b)
Exhibits

Exhibit No.	Item

Exhibit 2.1
Stock Purchase Agreement and Plan of Merger dated July 28, 2017, by and among the Company, certain stockholders of the Company, Mobile Home Rental Holdings, LLC, the Members of MHRH, and Raymond Gee as representative of such Members (1)

Exhibit 2.2	Articles of Merger between the Company and Mobile Home Rental Holdings, LLC, as filed in the State of Nevada (1)
Exhibit 2.3	Articles of Merger between the Company and Mobile Home Rental Holdings, LLC, as filed in the State of North Carolina (1)
Exhibit 3.1	Amended and Restated Articles of Incorporation (1)
Exhibit 3.2	Amended and Restated Bylaws (1)
Exhibti 10.1	Purchase agreement – Pecan MHP (1)
Exhibit 10.2	Promissory note – Pecan MHP (1)
Exhibit 10.3	Purchase agreement – Butternut MHP (1)
Exhibit 10.4	Promissory note – Butternut MHP (1)
Exhibit 10.5	Promissory note – Second - Butternut MHP (1)
Exhibit 10.6	Purchase agreement – Azalea MHP (1)
Exhibit 10.7	Promissory note – Azalea MHP (1)
Exhibit 10.8	Purchase agreement – Chatham MHP (1)
Exhibit 10.9	Promissory note – Chatham MHP (1)
Exhibit 10.10	Purchase agreement – Lakeview MHP (1)
Exhibit 10.11	Promissory note – Lakeview MHP (1)
Exhibit 10.12	Purchase agreement – Holly Faye MHP (1)
Exhibit 10.13	Promissory note – Holly Faye MHP (1)
Exhibit 10.14	Purchase agreement – Maple MHP (1)
Exhibit 10.15	Promissory note – Maple MHP (1)
Exhibit 10.16	Promissory note – Metrolina Line of Credit (1)
Exhibit 21.1	List of Subsidiaries (1)
Exhibit 23.1	Consent (1)
____________
(1)         Filed herewith

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 19, 2018	MANUFACTURED HOUSING PROPERTIES INC.

	By:	/s/ Raymond M. Gee
Name: Raymond M. Gee
Title: Chief Executive Officer

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 19, 2018	MANUFACTURED HOUSING PROPERTIES INC.

	By:	/s/ Michael Z. Anise
Name: Michael Z. Anise
Title: Chief Financial Officer